Exhibit 4.1

EXECUTION VERSION

MARRIOTT OWNERSHIP RESORTS, INC.,

as Issuer,

The GUARANTORS party hereto

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

INDENTURE

Dated as of August 23, 2018

6.500% Senior Notes due 2026

i

Appendix A - Provisions Relating to Initial Notes and Exchange Notes

EXHIBIT INDEX

Exhibit A	-	Form of Initial Note
Exhibit B	-	Form of Supplemental Indenture
Exhibit C	-	Form of Supplemental Indenture
Exhibit D	-	Form of Transferee Letter of Representation

CROSS-REFERENCE TABLE

TIA Section		Indenture Section

310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.08; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.06
	(b)	12.03
	(c)	12.03
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06
	(c)	7.06; 12.02
	(d)	7.06
314	(a)(1)	4.03
	(a)(2)	4.03
	(a)(3)	4.03; 12.02
	(a)(4)	4.15
	(b)	N.A.
	(c)(1)	12.04
	(c)(2)	12.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.05
315	(a)	7.01
	(b)	7.05
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a) (last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.05
318	(a)	12.01

N.A. means not applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture.

v

INDENTURE, dated as of August 23, 2018, among MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation (the “Issuer”), MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation (the “Parent Guarantor”), the other GUARANTORS party hereto from time to time and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee (the “Trustee”).

RECITALS

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance on the date hereof of $750,000,000 aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2026 (the “Original Notes”), together with any Exchange Notes (as defined in Appendix A hereto) issued therefor as provided herein (the Original Notes, any Additional Notes (as defined below) and the Exchange Notes, together referred to herein as the “Notes”). All things necessary to make this Indenture a valid agreement of the Issuers, in accordance with its terms, have been done, and the Issuer has done all things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee and duly issued by the Issuer, the valid obligations of the Issuer as hereinafter provided.

In addition, the Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes. All things necessary to make this Indenture a valid agreement of each Guarantor, in accordance with its terms, have been done, and each Guarantor has done all things necessary to make the Guarantees, when the Notes are executed by the Issuers and authenticated and delivered by the Trustee and duly issued by the Issuers, the valid obligations of such Guarantor as hereinafter provided.

The Notes are being issued in connection with the ILG Acquisition (as defined below). In connection with the ILG Acquisition, following the consummation of the ILG Acquisition, ILG or one of its Wholly Owned Subsidiaries (each as defined below) may, at the option of the Issuer, become a Co-Issuer (as defined below) of the Notes.

This Indenture is subject to, and shall be governed by, the provisions of the TIA (as defined below) that are required to be a part of and govern indentures qualified under the TIA.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

“Acquired Debt” means Debt (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person or (3) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with the Parent Guarantor or any Restricted Subsidiary, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Parent Guarantor or such acquisition. Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, amalgamation, consolidation or other combination.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (each as defined in the definition of Consolidated EBITDA) for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA” in this Section 1.01.

“Additional Assets” means:

(a)    any property or asset (other than cash, Cash Equivalents, securities and inventory), including any improvements thereto through capital expenditures or otherwise, to be used, or that is useful, in a Permitted Business;

(b)    Capital Stock of (i) a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Guarantor or another Restricted Subsidiary or (ii) any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of this clause (b), the Restricted Subsidiary is primarily engaged in a Permitted Business; or

(c)    all or substantially all of the assets of a Permitted Business.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Additional Notes” means any Notes issued under this Indenture in addition to the Original Notes, including any Exchange Notes issued in exchange for such Additional Notes, but excluding (i) any Exchange Notes in respect of the Original Notes and (ii) any Notes issued pursuant to Section 2.07, 2.08, 2.10 or 3.06 or Appendix A in respect of the Original Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with that specified Person.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Note on any redemption date, as determined by the Issuer, the greater of:

(a)    1.0% of the principal amount of such Note; and

(b)    the excess, if any, of (i) the present value on such redemption date of (A) the redemption price of such Note on September 15, 2021 (such redemption price being that set forth in Section 3.08(b)), plus (B) all required remaining scheduled interest payments due on such Note through September 15, 2021 computed using a discount rate equal to the Treasury Rate plus 50 basis points over (ii) the principal amount of such Note.

“Asset Sale” means any direct or indirect sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) by the Parent Guarantor or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a)    any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares),

(b)    all or substantially all the assets of any division or line of business of the Parent Guarantor or any Restricted Subsidiary, or

(c)    any other property or asset of the Parent Guarantor or any Restricted Subsidiary, other than, in the case of clause (a), (b) or (c) above,

(i)    any disposition by a Restricted Subsidiary to the Parent Guarantor or by the Parent Guarantor or a Restricted Subsidiary to a Restricted Subsidiary;

(ii)    any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.05;

(iii)    any disposition effected in compliance with Section 5.01 or 5.02 or any disposition that constitutes a Change of Control;

(iv)    any disposition that does not (together with all related dispositions) involve assets having a Fair Market Value or consideration in excess of the greater of (i) $45.0 million and (ii) 5.0% of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to the date of such disposition for which financial statements are required to be filed pursuant to Section 4.03;

(v)    any disposition of Cash Equivalents;

(vi)    the creation or Incurrence of a Permitted Lien or any other Lien created or Incurred in compliance with Section 4.06 and dispositions in connection therewith;

(vii)    the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 4.04;

(viii)    a surrender or waiver of contractual rights and leases or a settlement, waiver, release or surrender of contractual or litigation claims in the ordinary course of business;

(ix)    dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Parent Guarantor and its Restricted Subsidiaries;

(x)    dispositions of inventory (including Time Share Inventory) and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP rights to lapse or be abandoned in the ordinary course of business);

(xi)    dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(xii)    leases (including any Capitalized Lease or operating lease), subleases, licenses or sublicenses, in each case in the ordinary course of business;

(xiii)    transfers of property subject to Casualty Events or via eminent domain;

(xiv)    dispositions of Investments in JV Entities or non-Wholly Owned Restricted Subsidiaries to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to such JV Entity or shareholders of such non-Wholly Owned Restricted Subsidiaries set forth in the shareholder agreements, joint venture agreements, organizational documents or similar binding agreements relating to such JV Entity or non-Wholly Owned Restricted Subsidiary;

(xv)    dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(xvi)    the unwinding of any Swap Contract pursuant to its terms;

(xvii)    Permitted Sale and Leaseback Transactions;

(xviii)    dispositions of assets (including Capital Stock) acquired in connection with Investments permitted by Section 4.05 or Permitted Investments, which assets are obsolete or not used or useful to the core or principal business of the Parent Guarantor and the Restricted Subsidiaries or which dispositions are made to obtain the approval of any applicable antitrust authority in connection with such Investment or Permitted Investment;

(xix)    any swap of assets in exchange for services or other assets of comparable or greater Fair Market Value useful to the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, as determined in good faith by the Parent Guarantor;

(xx)    any disposition of Capital Stock in, or Debt or other securities of, an Unrestricted Subsidiary;

(xxi)    (i) dispositions of Securitization Assets (including the disposition of disputed or written down Time Share Receivables in a manner determined to be prudent by the Parent Guarantor), or participations therein, in connection with any Qualified Securitization Transaction and (ii) the disposition of Time Share Receivables by Foreign Subsidiaries for Fair Market Value;

(xxii)    any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Parent Guarantor or any Restricted Subsidiary, so long as the Parent Guarantor or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(xxiii)    dispositions made in connection with the Transactions;

(xxiv)    dispositions of Deferred Compensation Plan Assets, the proceeds of which are used (i) to acquire other Deferred Compensation Plan Assets, (ii) to make payments to current and former employees and non-employee directors of the Parent Guarantor and its Subsidiaries pursuant to any deferred compensation plan or (iii) as otherwise permitted by the Deferred Compensation Plan Trust in which such Deferred Compensation Plan Assets are held;

(xxv)    the disposition in the ordinary course of business of interests in any resort operating as part of the European business of the Parent Guarantor or its Restricted Subsidiaries to an independent trustee after all or substantially all of the Time Share Inventory attributable to such resort have been sold to third parties; and

(xxvi)    the disposition in the ordinary course of business of interests in the entities which hold the interests in inventory used in the operation of the Marriott Vacation Club, Asia Pacific business to an independent trustee or administrative third parties subject to regulatory provisions of the laws of the jurisdictions governing such entities.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a)    if the Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation” and

(b)    in all other instances, the greater of:

(1)    the Fair Market Value of the property or asset subject to the Sale and Leaseback Transaction, and

(2)    the present value (discounted at the interest rate implicit in the transaction, as reasonably determined by the Parent Guarantor) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that:

(a)    a Person shall be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time, and

(b)    for purposes of clause (a) of the definition of “Change of Control,” any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.

The term “Beneficially Own” shall have a corresponding meaning.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or a duly authorized committee of the board of directors; (2) with respect to a partnership, the board of directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the Board of Directors of the sole member or the managing member thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the city in which the Corporate Trust Office of the Trustee is located are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participation, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.

“Capital Stock Sale Proceeds” means the aggregate proceeds (including the Fair Market Value of property other than cash) received by the Parent Guarantor from the issuance or sale (other than to a Restricted Subsidiary of the Parent Guarantor or an employee stock ownership plan or trust established by the Parent Guarantor or any of its Subsidiaries for the benefit of their employees to the extent such sale to such employee stock ownership plan or trust is financed by loans from or Guaranteed by the Parent Guarantor or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) by the Parent Guarantor of its Capital Stock (other than Disqualified Stock) or contributions to the equity capital of the Parent Guarantor (other than contributions utilized to make Investments pursuant to clause (aa) of the definition of “Permitted Investment”) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance, sale or contribution and net of taxes paid or payable as a result thereof (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized or financing leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided that all obligations of the Parent Guarantor and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with

GAAP as in effect on the Issue Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Indenture regardless of any change in GAAP following the Issue Date (or any change in the implementation in GAAP for future periods that are contemplated as of the Issue Date) that would otherwise require such obligation to be recharacterized as a Capitalized Lease.

“Cash Equivalents” means any of the following:

(a)    (i) U.S. Dollars, Canadian dollars, euro or any national currency of any member state of the European Union or (ii) any other foreign currency held by the Parent Guarantor or any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(b)    securities issued or directly and fully guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or member state is pledged in support thereof) having maturities of not more than 24 months from the date of acquisition;

(c)    certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(d)    repurchase obligations for underlying securities of the types described in clauses (b), (c) and (g) of this definition entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)    commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P, and in each case maturing within 24 months after the date of creation thereof and Debt or Preferred Stock issued by Persons with an Investment Grade Rating from S&P or Moody’s, with maturities of 24 months or less from the date of acquisition;

(f)    marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(g)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(h)    readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;

(j)    with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(k)    bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(l)    Cash Equivalents of the types described in clauses (a) through (k) above denominated in U.S. Dollars; and

(m)    investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (a) through (l) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, netting services, cash pooling arrangements, credit or debit card, purchasing card, electronic funds transfer, foreign exchange facilities and other cash management arrangements.

“Cash Management Obligations” means the obligations owed by the Parent Guarantor or any of its Restricted Subsidiaries under any Cash Management Agreement.

“Casualty Event” means any event that gives rise to the receipt by the Parent Guarantor or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” means the occurrence of any of the following events:

(a)    the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Parent Guarantor (or any of its direct or indirect parent entities or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(b)    the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the properties and assets of the Parent Guarantor (or any of its direct or indirect parent entities or their successors by merger, consolidation or purchase of all or substantially all of their assets), the Issuers and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary), shall have occurred;

(c)    except where the Parent Guarantor has become the Surviving Issuer or the Issuer or the Co-Issuer has become the Surviving Parent, in each case in compliance with Article 5, the Parent Guarantor ceases to own, directly or indirectly, 100% of the voting power of the Voting Stock of the Issuer or the Co-Issuer; or

(d)    the shareholders of Parent Guarantor shall have approved any plan of liquidation or dissolution of Parent Guarantor (except in a transaction that complies with Article 5).

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control solely as a result of the Parent Guarantor becoming a direct or indirect Wholly Owned Subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Parent Guarantor immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of such holding company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Issuer” means ILG or any Wholly Owned Subsidiary of ILG that shall have been selected by the Issuer to act as co-issuer of the Notes and, in each case, that is a party to this Indenture in such capacity pursuant to a supplemental indenture in the form of Exhibit C.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Debt at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person, its Restricted Subsidiaries and Consolidated Joint Ventures for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)    increased (without duplication) by the following:

(i)     provision for taxes based on income or profits or capital, including state franchise, excise and similar taxes, property taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(ii)     (w) Consolidated Interest Expense of such Person for such period, (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)    any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization or the Incurrence of Debt (including a refinancing thereof) (in each case, whether or not successful), including (A) such fees, expenses or charges (including rating agency fees and related expenses) related to the offering or Incurrence of the loans under the Credit Agreement and any other credit facilities or the Incurrence of the Notes and any other debt securities and any Securitization Fees and (B) any amendment or other modification of the Credit Agreement, this Indenture, any Securitization Facility and any other credit facilities or any other debt securities, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)     (i) the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee-related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition-related litigation and settlements thereof; plus

(vi)    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period, including any impairment charges or the impact of purchase accounting, (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Parent Guarantor may elect not to add back such non-cash charge in the current period and (B) to the extent the Parent Guarantor elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent) or other items classified by the Parent Guarantor as special items less other non-cash items increasing Consolidated Net Income (excluding any such non-cash item to the extent it represents a receipt of cash in any future period); plus

(vii)    without duplication of any amounts added back pursuant to clause (xiii) below, the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(viii)    the amount of (A) pro forma “run rate” cost savings, operating expense reductions and other synergies (in each case, net of amounts actually realized) related to the Transactions that are reasonably identifiable, factually supportable and projected by the Parent Guarantor in good faith to result from actions (x) that have been taken, (y) with respect to which substantial steps have been taken or that are expected to be taken (in the good faith determination of the Parent Guarantor) within 24 months after the Issue Date or (B) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies (in each case net of amounts actually realized) related to acquisitions, dispositions and other Specified Transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives that are reasonably identifiable, factually supportable and projected by the Parent Guarantor in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or are that are expected to be taken (in the good faith determination of the Parent Guarantor) within 24 months after the date of consummation of such acquisition, disposition or other Specified Transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives; provided that the aggregate amount added back in the calculation of Consolidated EBITDA for any such period pursuant to this clause (viii)(B) shall not exceed 15% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (viii)(B)); plus

(ix)    (x) any costs or expense incurred by the Parent Guarantor or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are non-cash costs or expenses and/or otherwise funded with cash proceeds contributed to the capital of the Parent Guarantor or Capital Stock Sale Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Parent Guarantor and (y) the amount of expenses relating to payments made to option holders of the Parent Guarantor in connection with, or as a result of, any distribution being made to equityholders of the Parent Guarantor, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, to the extent permitted under this Indenture; plus

(x)     with respect to any JV Entity, an amount equal to the proportion of those items described in clauses (i) and (iii) above relating to such JV Entity’s corresponding to the Parent Guarantor’s and its Restricted Subsidiaries’ proportionate share of such JV Entity’s Consolidated Net Income (determined as if such JV Entity were a Restricted Subsidiary) to the extent the same was deducted (and not added back) in calculating Consolidated Net Income; plus

(xi)    earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus

(xii)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xiii)    any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of FASB Accounting Standards Codification (“ASC”) Topic 810-10-45; plus

(xiv)    realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheets of the Parent Guarantor and its Restricted Subsidiaries; plus

(xvi)    net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(xvii)    the amount of loss or discount on sales of Securitization Assets and related assets in connection with a Qualified Securitization Transaction; plus

(xvii)    the amount of any charges, expenses, costs or other payments in respect of (x) facilities no longer used or useful in the conduct of the business of the Parent Guarantor and its Restricted Subsidiaries, (y) abandoned, closed, disposed or discontinued operations and (z) any losses on disposal of abandoned, closed or discontinued operations; plus

(xviii)    any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in actuarial assumptions, valuation or studies; plus

(xix)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of the initial application of ASC 715, and any other items of a similar nature; plus

(xx)    adjustments and addbacks set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing in connection with any Permitted Acquisition or Investment that is permitted under this Indenture; plus

(xxi)    (A) any costs or expenses associated with the Transactions or (B) any costs or expenses associated with any equity offering, Investment or Incurrence of Debt permitted hereunder (whether or not consummated or incurred, as applicable); plus

(xxii)    losses from dispositions of real estate that are not to traditional consumer purchasers; and

(b)    decreased (without duplication) by the following:

(i)    non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii)    realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Parent Guarantor and its Restricted Subsidiaries; plus

(iii)    any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(iv)    any net gain included in Consolidated Net Income of such Person for such period attributable to non-controlling interests (other than a Consolidated Joint Venture) pursuant to the application of ASC Topic 810-10-45; plus

(v)    gains from dispositions of real estate that are not to traditional consumer purchasers; plus

(vi)    any gains on disposal of abandoned, closed or discontinued operations; plus

(vii)    any gains with respect to any JV Entity, in an amount equal to the proportion of those items described in clauses (a)(i) and (a)(iii) above relating to such JV Entity’s corresponding to the Parent Guarantor’s and its Restricted Subsidiaries’ proportionate share of such JV Entity’s Consolidated Net Income (determined as if such JV Entity were a Restricted Subsidiary) to the extent the same was added (and not deducted) in calculating Consolidated Net Income; plus

(viii)    the amount of gains on sales of Securitization Assets and related assets in connection with a Qualified Securitization Transaction;

(c)    increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of ASC Topic 460 or any comparable regulation; and

(d)    increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Parent Guarantor or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Parent Guarantor or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by an Officer of the Parent Guarantor and delivered to the Trustee (upon which the Trustee may conclusively rely). For purposes of determining Consolidated EBITDA for any period, there shall be excluded the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Parent Guarantor or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted

Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition). Any adjustments in the calculation of Consolidated Net Income shall be without duplication of any adjustment to Consolidated EBITDA, and any adjustments to Consolidated EBITDA shall be without duplication of any adjustments to Consolidated Net Income.

Unless otherwise specified, all references herein to a “Consolidated EBITDA” shall refer to the Consolidated EBITDA of the Parent Guarantor, its Restricted Subsidiaries and Consolidated Joint Ventures on a consolidated basis.

“Consolidated Fixed Charges” means, for any period, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of:

(a)    Consolidated Interest Expense for such period; plus

(b)    Disqualified Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Qualified Capital Stock; plus

(c)    Preferred Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Qualified Capital Stock.

“Consolidated Fixed Charges Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period; provided, however, that if:

(1)    since the beginning of that period the Parent Guarantor or any Restricted Subsidiary has Incurred any Debt that remains outstanding or repaid any Debt, or

(2)    the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or repayment of Debt,

Consolidated Fixed Charges for that period shall be calculated after giving effect on a Pro Forma Basis to that Incurrence or repayment as if the Debt was Incurred or repaid on the first day of that period, provided that, in the event of any repayment of Debt, Consolidated EBITDA for that period shall be calculated as if the Parent Guarantor or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Debt.

If any Debt bears a floating rate of interest and is being given Pro Forma Effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Swap Contract applicable to that Debt if the applicable Swap Contract has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Parent Guarantor shall be deemed, for purposes of the proviso in the first paragraph of this definition, to have repaid during such period the Debt of that Restricted Subsidiary to the extent the Parent Guarantor and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.

“Consolidated Interest Expense” means, for any period, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the amount of interest expense (including that attributable to capital leases, but excluding that attributable to indebtedness in respect of any Qualified Securitization

Transaction), net of cash interest income of such Person and its Restricted Subsidiaries, with respect to all outstanding Debt of such Person and its Restricted Subsidiaries, including all commissions, discounts and other cash fees and charges owed with respect to letter of credit and bankers’ acceptance financing and net cash costs (less net cash payments) under Swap Contracts, but excluding (a) the amortization of original issue discount resulting from the issuance of indebtedness at less than par, (b) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (c) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (d) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (e) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Debt) during such period, (f) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to ASC Topic 815, Derivatives and Hedging, (g) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (h) any payments with respect to make whole premiums or other breakage costs of any Debt, (i) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, and (j) expensing of bridge, arrangement, structuring, commitment, consent or other financing fees, all as calculated on a consolidated basis in accordance with GAAP.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Unless otherwise specified, all references herein to a “Consolidated Interest Expense” shall refer to the Consolidated Interest Expense of the Parent Guarantor, its Restricted Subsidiaries and Consolidated Joint Ventures on a consolidated basis.

“Consolidated Joint Venture” means a corporation, partnership, limited liability company or other business entity selected by the Parent Guarantor in its discretion (x) of which 50% or less of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by the Parent Guarantor and (y) that is consolidated with the Parent Guarantor and its Subsidiaries in accordance with GAAP in an amount not to exceed the greater of (x) $45.0 million and (y) 5.0% of Consolidated EBITDA.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and including the net income (loss) of Consolidated Joint Ventures; provided, however, that there shall not be included in such Consolidated Net Income:

(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary other than the net income (loss) of Consolidated Joint Ventures, except that the Parent Guarantor’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or, so long as such Person is not (x) a joint venture with outstanding third-party Debt for borrowed money or (y) an Unrestricted Subsidiary, that (as reasonably determined by the Parent Guarantor) could have been distributed by such Person during such period to the Parent Guarantor a Restricted Subsidiary) as a dividend or other distribution or return on investment, subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below;

(2)    solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of Section 4.05, any net income (loss) of any Restricted Subsidiary (other than any Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to an Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the Credit Agreement or this Indenture), except that the Parent Guarantor’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Parent Guarantor or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitations contained in this clause (2));

(3)    any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;

(4)    any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Parent Guarantor or any Restricted Subsidiary (including pursuant to any sale/ leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Parent Guarantor);

(5)    any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses), or any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;

(6)    the cumulative effect of a change in accounting principles;

(7)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(8)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Debt and any net gain (loss) from any write-off or forgiveness of Debt;

(9)    any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify for hedge accounting, in each case, in respect of any obligations under any Swap Contracts;

(10)    any unrealized foreign currency translation gains or losses in respect of Debt of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(11)    any unrealized foreign currency translation or transaction gains or losses in respect of Debt or other obligations of the Parent Guarantor or any Restricted Subsidiary owing to the Parent Guarantor or any Restricted Subsidiary;

(12)    any recapitalization accounting or purchase accounting effects, including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parent Guarantor and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(13)    any impairment charge, write-down or write-off, including impairment charges, writedowns or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation;

(14)    any effect of income (loss) from the early extinguishment or cancellation of Debt or any obligations under any Swap Contracts or other derivative instruments;

(15)    accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(16)    any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of ASC Topic 815 and related pronouncements;

(17)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(18)    any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP;

(19)    the net interest income, if any, generated during any Specified Turbo Period by the Time Share Receivables subject to any Qualified Securitization Transaction, as the case may be, giving rise to such Specified Turbo Period; and

(20) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks.

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, and without duplication, Consolidated Net Income shall (1) be increased by business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters)) and (2) not include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture or other contractual reimbursement obligations of a third party, (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Parent Guarantor has made a determination that there exists reasonable evidence that such amount shall in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or Casualty Events or business interruption, (iii) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Debt, (iv) any non-cash charges resulting from mark-to-market accounting relating to Capital Stock, (v) any unrealized net gain or loss resulting from currency translation or unrealized transaction gains or losses impacting net income (including currency re-measurements of Debt) and any unrealized foreign currency translation or transaction gains or losses shall be excluded, including those resulting from intercompany Debt and any unrealized net gains and losses resulting from obligations in respect of any Swap Contracts in accordance with GAAP or any other derivative instrument pursuant the application of ASC Topic 815, Derivatives and Hedging and (vi) any non-cash impairment charges resulting from the application of ASC Topic 350, Intangibles—Goodwill and Other and the amortization of intangibles including those arising pursuant to ASC Topic 805, Business Combinations, and, provided, further, that solely for purposes of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of Section 4.05, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person, in each case, shall be excluded in calculating Consolidated Net Income.

Unless otherwise specified, all references herein to a “Consolidated Net Income” shall refer to the Consolidated Net Income of the Parent Guarantor and its Restricted Subsidiaries and Consolidated Joint Ventures on a consolidated basis.

“Consolidated Secured Debt” means, as to the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on property or assets of the Parent Guarantor or any Restricted Subsidiary minus Debt in respect of any Qualified Securitization Transaction.

“Consolidated Total Assets” means, as to the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person as of the last day of the most recently ended Test Period.

“Consolidated Total Debt” means, as to the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of all third-party Debt for borrowed money, Capitalized Leases and purchase money Debt (but excluding, for the avoidance of doubt, undrawn letters of credit, banker’s acceptances, surety bonds and/or bank guarantees); provided that “Consolidated Total Debt” shall be calculated (i) net of the Unrestricted Cash Amount, (ii) excluding any obligation, liability or indebtedness of any such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of Unrestricted Cash Amount and (iii) based on the initial stated principal amount of any Debt that is issued at a discount to its initial stated principal amount without giving effect to any such discounts; provided further that “Consolidated Total Debt” shall not include (x) letters of credit, bankers’ acceptances, surety bonds and bank guarantees, except to the extent of unreimbursed amounts thereunder, (y) obligations under Swap Contracts entered into and (z) Debt in respect of any Qualified Securitization Transaction.

“Converted Restricted Subsidiary” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA” in this Section 1.01.

“Converted Unrestricted Subsidiary” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA” in this Section 1.01.

“Corporate Trust Office” means the designated office of the Trustee at which its corporate trust business shall be administered at any time, and such office at the date hereof is located at 10161 Centurion Parkway North, 2nd Floor, Jacksonville, Florida 32256, Attention: Corporate Trust. The Trustee may designate a different office address from time to time by notice to the Holders and the Issuers. Upon any succession by a successor Trustee, the address shall be the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuers).

“Credit Agreement” means that certain Credit Agreement, dated on or about the date the ILG Acquisition is completed, by and among the Issuers, as the borrowers, the Parent Guarantor, certain subsidiaries of the Parent Guarantor party thereto, the lenders and agents party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced in whole or in part from time to time in one or more agreements (in each case, with the same or new agents, lenders or institutional investors).

“Credit Facilities” means, with respect to the Parent Guarantor or any Restricted Subsidiary, one or more debt facilities (including the Credit Agreement) or commercial paper facilities with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or bankers’ acceptances or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders and whether provided under the Credit Agreement or any other credit agreement or other agreement or indenture).

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt” means, with respect to any Person on any date of determination (without duplication), whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP;

(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)    net obligations of such Person under any Swap Contracts (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value thereof as of such date);

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable, (iii) any other obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person (as reasonably determined by the Parent Guarantor) or (B) amounts to be applied to the payment therefor are in escrow and (iv) liabilities associated with customer prepayments and deposits);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Capital Lease Obligations of the Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Person;

(g)     all obligations of such Person in respect of Disqualified Stock;

(h)     all obligations of the type referred to in clauses (a) through (g) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

provided that (i) in no event shall any obligations under any Swap Contracts be deemed “Debt” for any calculation of any financial ratio under this Indenture, (ii) the amount of Debt of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Debt and (B) the Fair Market Value of the property or asset encumbered thereby as determined by such Person in good faith and (iii) the Debt of any Person shall, except for purposes of calculating the Consolidated Fixed Charges Coverage Ratio to the extent the interest expense in respect thereof is not covered by proceeds held in escrow or in connection with any test date of any Limited Condition Transaction or any test related to a subsequent transaction, exclude Debt incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an escrow and are not otherwise made available to such person.

For all purposes hereof, the Debt of any Person shall (A) include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Debt is otherwise limited and only to the extent such Debt would be included in the calculation of Consolidated Total Debt, (B) in the case of the Parent Guarantor and its Restricted Subsidiaries, exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Debt having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice, (C) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Debt of any direct or indirect parent company appearing on the balance sheet of the Parent Guarantor and/or an Issuer solely by reason of push down accounting under GAAP and (D) exclude obligations under or in respect of a Qualified Securitization Transaction. Notwithstanding anything herein to the contrary, Debt shall not include any payment obligation or other liability of such Person under any deferred compensation plan.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Deferred Compensation Plan Assets” means assets acquired by the Parent Guarantor or its Subsidiaries specifically for the purpose of satisfying the obligations of the Parent Guarantor and its Subsidiaries under any deferred compensation plan, together with earnings or gains on such assets, all of which shall be held in a Deferred Compensation Plan Trust.

“Deferred Compensation Plan Trust” means any trust established by the Parent Guarantor, as grantor, to support the Parent Guarantor’s ability to make payments to participants in accordance with the terms of a deferred compensation plan.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent Guarantor or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and/or cash in lieu of fractional shares of such Capital Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Capital Stock that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the maturity date of the Notes; provided that (x) Capital Stock of any Person that would constitute Disqualified Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale,” a “change of control” or similar event shall not constitute Disqualified Stock if any such requirement becomes operative only after compliance by the Issuers with Section 4.07 and Section 4.11 of this Indenture and (y) if Capital Stock of any Person is issued pursuant to any plan for the benefit of employees of the Parent Guarantor (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute a Disqualified Stock solely because it may be required to be repurchased by the Parent Guarantor (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Parent Guarantor or any Restricted Subsidiary held by Persons other than the Parent Guarantor or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Disqualified Stock.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as published by the Federal Reserve Board on the date of such determination.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.

“Equity Offering” means any offering for cash of Qualified Capital Stock of the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor (but only to the extent such cash proceeds are contributed to the Parent Guarantor), other than (i) any public offering registered on Form S-4 or S-8, (ii) any issuance to any Subsidiary of the Parent Guarantor or (iii) any offering of Capital Stock issued in connection with a transaction that constitutes a Change of Control.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Notes” means Notes issued in a Registered Exchange Offer pursuant to the Registration Rights Agreement.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability, as determined by the Issuer in good faith.

“Foreign Subsidiary” means any Restricted Subsidiary of the Parent Guarantor that is not a Domestic Subsidiary.

“Foreign Time Share Receivable” means a note receivable held by a Foreign Subsidiary arising from the financing of the sale of timeshare intervals and fractional products to a retail customer outside of the United States.

“GAAP” means generally accepted accounting principles in the United States as in effect on the Issue Date, except with respect to any reports or financial information required to be delivered pursuant to Section 4.03, which shall be prepared in accordance with GAAP as in effect from time to time. At any time after the Issue Date, the Parent Guarantor may elect, upon notice to the Trustee, to apply International Financial Reporting Standards, as adopted in the European Union (“IFRS”), accounting principles in lieu of GAAP and, upon any such election, references in this Indenture to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that (i) any such election, once made, shall be irrevocable, (ii) any calculation or determination under this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to such election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (iii) the Parent Guarantor shall only make such an election if it also reports any subsequent financial reports required to be made pursuant to Section 4.03 in accordance with IFRS.

“Global Note” means a Note in registered global form without interest coupons.

“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Obligations” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

(a)    to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b)    entered into for the purpose of assuring in any other manner the obligee of the payment thereof or to protect such obligee against loss in respect of such Debt (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means the Parent Guarantor and the Subsidiary Guarantors.

“Holder” or “Noteholder” means the Person in whose name the Note is registered on the Note register described in Section 2.04.

“ILG” means ILG, Inc., a Delaware corporation, and any of its successors.

“ILG Acquisition” means the acquisition by the Parent Guarantor of all of the Capital Stock of ILG pursuant to the Merger Agreement.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing).

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting or investment banking firm of national standing or any third-party appraiser of national standing; provided that the firm or appraiser is not an Affiliate of the Issuers.

“Intercompany Agreements” means collectively, the Marriott License Agreement, the Ritz-Carlton License Agreement, the Noncompetition Agreement, the Marriott Rewards Affiliation Agreement, the Marriott Comfort Letter and the Ritz-Carlton Comfort Letter.

“interest” with respect to the Notes means interest with respect thereto and Additional Interest, if any.

“Interest Payment Date” means March 15 and September 15 of each year to the Stated Maturity of the Notes.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee with respect to any obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Parent Guarantor and its Restricted Subsidiaries, intercompany loans, advances, or Debt having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but in each case, without duplication of any adjustments to the amount of such Investment permitted under Section 4.05, including the definition of “Permitted Investment” (other than clause (m) of the second paragraph of Section 4.05 or clause (w) of the definition of “Permitted Investment”), net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means August 23, 2018.

“Issuer” shall have the meaning assigned to such term in the preamble hereto until a successor Person or successor Persons shall have become such in compliance with the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person or successor Persons.

“Issuers” shall mean the Issuer and the Co-Issuer (if applicable) together; provided that if no Co-Issuer is a party to this Indenture, all references to Issuers herein shall refer to the Issuer.

“JV Entity” means any joint venture of a the Parent Guarantor or any of its Restricted Subsidiaries that is not a Subsidiary.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease Obligation or Sale and Leaseback Transaction having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Parent Guarantor and its Restricted Subsidiaries of any assets, business or Person, the consummation of which is not conditioned on the availability of, or on obtaining, third-party acquisition financing.

“Limited Condition Transaction” means (i) a Limited Condition Acquisition, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and/or (iii) any dividends or distributions on, or redemptions of the Parent Guarantor’s Capital Stock requiring irrevocable notice in advance thereof.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the Parent Guarantor or its direct or indirect parent on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests on the principal securities exchange on which such common stock or common equity interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Marriott Comfort Letter” means the letter agreement, dated November 21, 2011, executed and delivered by Marriott International Inc., and Marriott Worldwide Corporation, as licensors, the Parent Guarantor, as licensee, and the administrative agent under the Credit Agreement.

“Marriott License Agreement” means the License, Services and Development Agreement by Marriott International Inc. and Marriott Worldwide Corporation, as licensors, and the Parent Guarantor, as licensee, effective as of November 19, 2011.

“Marriott Rewards Affiliation Agreement” means the Marriott Rewards Affiliation Agreement, effective as of November 21, 2011, by and among Marriott International Inc., Marriott Rewards, LLC, the Parent Guarantor and the Issuer.

“Material Adverse Effect” means a material adverse effect on the (a) business, results of operations or financial condition of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, (b) ability of the Issuers and the Guarantors to perform their payment obligations under this Indenture, the Notes or the Note Guarantees or (c) rights and remedies of the Trustee or the Holders under this Indenture, the Notes or the Note Guarantees.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 30, 2018, among the Parent Guarantor, ILG, Ignite Holdco, Inc., Ignite Holdco Subsidiary, Inc., Volt Merger Sub, Inc. and Volt Merger Sub, LLC, as described, in all material respects, in the Offering Memorandum.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the properties or assets that are the subject of that Asset Sale or received in any other non-cash form), in each case net of:

(a)    all legal, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Sale,

(b)    all payments made on any Debt that is secured by any property or asset subject to the Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that property or asset, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,

(c)    all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of the Asset Sale, and

(d)    the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the properties or assets disposed in the Asset Sale and retained by any Issuer or any Restricted Subsidiary after the Asset Sale;

provided that, to the extent that any portion of the consideration for an Asset Sale is required by contract to be held in a separate escrow or deposit account to support indemnification, adjustment of purchase price or similar obligations, such portion of the consideration shall become Net Available Cash only at such time as it is released to the Parent Guarantor or a Restricted Subsidiary from the escrow or deposit account.

“Net Cash Proceeds” means the aggregate proceeds (including the Fair Market Value of property other than cash) received by the Parent Guarantor or any Restricted Subsidiary in connection with such issuance or sale (other than to a Restricted Subsidiary of the Parent Guarantor or an employee stock ownership plan or trust established by the Parent Guarantor or any of its Subsidiaries for the benefit of their employees to the extent such sale to such employee stock ownership plan or trust is financed by loans from or Guaranteed by the Parent Guarantor or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) by the Parent Guarantor or any Restricted Subsidiary after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Noncompetition Agreement” means the Noncompetition Agreement, effective as of November 21, 2011, between Marriott International Inc. and the Parent Guarantor.

“Non-Recourse Debt” means Debt of a Person: (a) as to which none of the Issuers or any Guarantor provides any Guarantee or credit support of any kind or is directly or indirectly liable and (b) which does not provide any recourse against any of the assets of any Issuer or any Guarantor. Notwithstanding the foregoing, (i) the provision of Standard Securitization Undertakings in connection with a Qualified Securitization Transaction shall not invalidate the status of the Debt of such Time Share SPV that is otherwise classified as Non-Recourse Debt pursuant to the terms of this definition and (ii) Debt shall not be considered to be recourse to a Person if recourse is contingent upon the occurrence of specified events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person (e.g., provisions commonly known as “bad boy” provisions).

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Issuers’ other obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Offering Memorandum” means the offering memorandum, dated August 9, 2018, related to the offer and sale of the Notes.

“Officer” means, with respect to any Person, (1) the Chief Executive Officer, the Chief Financial Officer, Vice Chairman, any President, the Chief Accounting Officer, any Executive Vice President, any Senior Vice President or Vice President, the Treasurer or the Secretary of (a) such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “officer” by the Board of Directors of such Person or any other body or Person authorized by the organizational documents or by the members of such Person to act for it.

“Officers’ Certificate” means a certificate signed by two Officers of the Issuer, at least one of whom shall be the principal executive officer, principal financial officer or the principal accounting officer of the Issuer, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel which is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Parent Guarantor” shall have the meaning assigned to such term in the preamble hereto until a successor Person shall have become such in compliance with the applicable provisions of this Indenture, and thereafter “Parent Guarantor” shall mean such successor Person.

“Permitted Acquisition” means the purchase or other acquisition of property and assets or businesses of any Person or of assets by the Parent Guarantor or any Restricted Subsidiary, or Capital Stock in a Person that, upon the consummation thereof, shall be a Restricted Subsidiary of the Parent Guarantor (including as a result of a merger or consolidation); provided that such purchase or acquisition is permitted under this Indenture.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Parent Guarantor’s common stock (or other securities or property following a merger event or other change of the common stock of the Parent Guarantor) purchased by the Parent Guarantor in connection with the issuance of any convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Parent Guarantor from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent Guarantor from the sale of such convertible Debt issued in connection with such Permitted Bond Hedge Transaction.

“Permitted Business” means (a) any businesses, services or activities engaged in by the Parent Guarantor or its Subsidiaries on the Issue Date, (b) any businesses, services or activities engaged in by the Parent Guarantor or its Subsidiaries immediately following the closing of the ILG Acquisition and (c) any businesses, services and activities engaged in by the Parent Guarantor or any of its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Permitted Investment” means any Investment by the Parent Guarantor or a Restricted Subsidiary in:

(a)    any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of the Restricted Subsidiary is a Permitted Business;

(b)    any Person if as a result of the Investment that Person is merged or consolidated with or into, or transfers or conveys all or substantially all its properties and assets to, the Parent Guarantor or a Restricted Subsidiary; provided that such Person’s primary business is a Permitted Business;

(c)    cash and Cash Equivalents;

(d)    loans or advances to officers, directors, managers, partners and employees of the Parent Guarantor (or any direct or indirect parent thereof) and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Capital Stock of the Parent Guarantor (provided that the proceeds of any such loans and advances shall be contributed to the Parent Guarantor in cash as common equity and provided, further, that such contribution shall not constitute an equity contribution that may be utilized for other baskets (including for the purpose of determining the amount available for Restricted Payments under clause (c)(ii) of the first paragraph of Section 4.05) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $45.0 million;

(e)    asset purchases, acquisitions, licenses or leases (in each case including inventory (including Time Share Inventory), supplies, materials and equipment) and the licensing or contribution of intellectual property or other rights, in each case in the ordinary course of business;

(f)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(g)    Investments consisting of Liens permitted under Section 4.06 and Debt (including Guarantees) permitted under Section 4.04;

(h)    Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the Issue Date hereof; provided that the amount of any Investment permitted pursuant to this clause (h) is not increased from the amount of such Investment on the Issue Date except pursuant to the terms of such Investment as of the Issue Date or as otherwise permitted by Section 4.05 or under any clause of this definition of “Permitted Investment”;

(i)    Investments in Swap Contracts permitted under clause (xvi) of the second paragraph of Section 4.04;

(j)    promissory notes and other non-cash consideration received in connection with dispositions permitted under Section 4.07;

(k)    the Transactions;

(l)    Investments in the ordinary course of business consisting of prepayment of expenses, endorsements for collection or deposit and customary trade arrangements with customers consistent with past practice;

(m)    Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers from financially troubled account debtors or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n)    advances of payroll payments to employees in the ordinary course of business;

(o)    Investments held by the Parent Guarantor or a Restricted Subsidiary acquired after the Issue Date or of a corporation or company merged into the Parent Guarantor or merged or consolidated with a Restricted Subsidiary in accordance with Article 5 after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p)    Guarantees by the Parent Guarantor or any of its Restricted Subsidiaries in respect of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into in the ordinary course of business;

(q)    Investments to the extent that payment for such Investments is made with Qualified Capital Stock of the Parent Guarantor; provided that, any amounts used for such an Investment or other acquisition that are not Qualified Capital Stock shall otherwise be permitted under Section 4.05 or pursuant to any clause of this definition of “Permitted Investment”;

(r)    other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding the greater of (x) $350.0 million and (y) 45.0% of Consolidated EBITDA for the Test Period;

(s)    Investments (i) in connection with a Qualified Securitization Transaction (including Investments in (x) Time Share SPVs and (y) Time Share Receivables in the ordinary course of business) and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets in connection with a Qualified Securitization Transaction;

(t)    Investments in JV Entities and Unrestricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $175.0 million and (y) 25.0% of Consolidated EBITDA for the Test Period;

(u)    Investments made by the Parent Guarantor and its Subsidiaries in Deferred Compensation Plan Assets (including contributions to a “rabbi” trust for the benefit of employees or non-employee directors or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent Guarantor);

(v)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 4.10; provided that such Investments were not entered into in contemplation of such redesignation;

(w)    other Investments; provided that, at the time of such Investment, the Total Leverage Ratio as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 3.25 to 1.00;

(x)    Investments existing or contemplated on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted by Section 4.05 or pursuant to any clause of this definition of “Permitted Investment” is not increased from the amount of such Investment on the Issue Date except pursuant to the terms of such Investment as of the Issue Date or as otherwise permitted by any clause of this definition of “Permitted Investment”;

(y)    Investments in connection with tax planning and reorganization activities; provided that, after giving effect to, any such activities, the value of the Note Guarantees in favor of the Holders, taken as a whole, would not (and shall not) be materially impaired;

(z)    Investments in a Permitted Business in an aggregate amount for all such Investments not to exceed, at the time such Investment is made and after giving effect to such Investment, the sum of (i) an amount equal to the greater of (x) $175.0 million and (y) 25.0% of Consolidated EBITDA for the Test Period plus (ii) the aggregate amount of any cash repayment of or return on such Investments theretofore received by the Parent Guarantor or any Restricted Subsidiary after the Issue Date;

(aa)    the forgiveness or conversion to equity of any intercompany Debt owed to the Parent Guarantor or any of its Restricted Subsidiaries or the cancellation or forgiveness of any Debt owed to the Parent Guarantor (or any direct or indirect parent of the Parent Guarantor) or a Subsidiary from any members of management of the Parent Guarantor (or any direct or indirect parent of the Parent Guarantor) or any Subsidiary, in each case permitted by Section 4.04;

(bb)    loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business;

(cc)    advances in the ordinary course of business to secure developer contracts of the Parent Guarantor and its Restricted Subsidiaries;

(dd)    Investments in any captive insurance companies that are Restricted Subsidiaries in an aggregate amount not to exceed 150% of the minimum amount of capital required under the laws of the jurisdiction in which such captive insurance companies is formed (plus any excess capital generated as a result of any such prior investment that would result in a materially unfavorable tax or reimbursement impact if distributed), and other Investments in any captive insurance companies that are Restricted Subsidiaries to cover reasonable general corporate and overhead expenses of such captive insurance companies;

(ee)    Investments by any captive insurance companies that are Restricted Subsidiaries;

(ff)    Investments in any captive insurance companies that are Restricted Subsidiaries in connection with a push down by the Parent Guarantor or the Issuers of insurance reserves;

(gg)    Investments in Time Share Development Property in the ordinary course of business; provided that at the time of making such Investment, no Default or Event of Default shall have occurred and be continuing; and

(hh)    Investments by any Foreign Subsidiary in debt securities issued by any nation in which such Foreign Subsidiary has cash which is the subject of restrictions on export, or any agency or instrumentality of such nation or any bank or other organization organized in such nation, in an aggregate amount not to exceed $75.0 million at any time outstanding.

For purposes of determining compliance with this definition of “Permitted Investment,” in the event that a Permitted Investment meets the criteria of more than one of the categories described above in clauses (a) through (hh) of “Permitted Investments,” the Parent Guarantor shall be permitted, in its sole discretion, (x) to classify such Permitted Investment on the date of such Permitted Investment and may later reclassify such Permitted Investment in any manner (based on the circumstances existing at the time of any such reclassification), (y) may divide and later redivide the amount of such Permitted Investment among more than one of such clauses and (z) shall only be required to include such Permitted Investment in one of any such clauses.

“Permitted Liens” means:

(a)    Liens to secure Debt in an aggregate principal amount not to exceed the amount permitted to be Incurred under clause (ii) of the second paragraph of Section 4.04, regardless of whether the Parent Guarantor and the Restricted Subsidiaries are actually subject to Section 4.04 at the time the Lien is Incurred;

(b)    Liens existing on the Issue Date and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Debt) is permitted by Section 4.04;

(c)    Liens for taxes, assessments or governmental charges (i) which are not overdue for a period of more than 30 days, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business (i) which secure amounts not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e)(i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance, general liability or property insurance and/or other social security legislation; (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Guarantor or any of its Restricted Subsidiaries; and (iii) over bank accounts pursuant to the general terms and conditions of banks;

(f)    Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Debt for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business, and obligations in respect of letters of credit, bank guarantee or similar instruments that have been posted to support the same;

(g)    easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole;

(h)    Liens securing judgments or awards for the payment of money not constituting an Event of Default;

(i)    Liens securing Debt Incurred permitted under clause (xiii) of the second paragraph of Section 4.04; provided that (i) such Liens attach within 270 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j)    leases, licenses, subleases or sublicenses and Liens on the property covered thereby which do not (i) interfere in any material respect with the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Debt;

(k)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)    Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (ii) in favor of a banking or other financial institution or entities and/or credit card processors or other electronic payment service providers arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry and (iii) arising by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, commodity accounts or cash management arrangements;

(m)    Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted by Section 4.05 to be applied against the purchase price for such Investment or otherwise in connection with any letter of intent, purchase agreement or escrow arrangements with respect to any such Investment or an Asset Sale permitted by Section 4.07 and (ii) consisting of an agreement to dispose of any property in an Asset Sale permitted under Section 4.07, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)    Liens with respect to property or assets of the Parent Guarantor and its Restricted Subsidiaries (including accounts receivable or other revenue streams and other rights to payment and any other assets related thereto) in connection with a property manager’s obligations in respect of timeshare collection accounts, operating accounts and reserve accounts;

(o)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 4.10), in each case after the Issue Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Debt and other obligations incurred prior to such time and which Debt and other obligations are permitted under this Indenture that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(p)    any interest or title of a lessor or sublessor under leases or subleases entered into by the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business;

(q)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business;

(r)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the Incurrence of Debt, (ii) relating to pooled deposit or sweep accounts of the Parent Guarantor or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Guarantor or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business;

(s)    Liens arising from precautionary Uniform Commercial Code financing statement filings or any equivalent filings in respect of any leases;

(t)    Liens securing insurance policies and the proceeds thereof securing financing of the premiums with respect thereto;

(u)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(v)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w)    the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this definition; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 4.04;

(x)    ground leases in respect of real property on which facilities owned or leased by the Parent Guarantor or any of its Restricted Subsidiaries are located;

(y)    Liens on property of a non-Guarantor Restricted Subsidiary securing Debt that is permitted by Section 4.04 or other obligations of such non-Guarantor Restricted Subsidiary;

(z)    Liens solely on any cash earnest money deposits made by the Parent Guarantor or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Indenture;

(aa) Liens granted in the ordinary course of business securing obligations that do not constitute Debt;

(bb) Liens securing Debt permitted under clause (vi) of the second paragraph of Section 4.04;

(cc) other Liens; provided that at the time of Incurrence of the obligations secured thereby, the aggregate outstanding principal amount of obligations secured by Liens existing in reliance on this clause shall not exceed the greater of (x) $275.0 million and (y) 35.0% of Consolidated EBITDA for the Test Period;

(dd) Liens to secure Debt or other obligations, so long as, on a Pro Forma Basis, after giving effect to such Liens, the Secured Leverage Ratio does not exceed 3.00 to 1.00;

(ee) Liens on property of a non-Guarantor Restricted Subsidiary securing Debt permitted under clause (viii) of the second paragraph of Section 4.04;

(ff) with respect to property of any Foreign Subsidiary, other Liens and privileges arising mandatorily by law;

(gg) Liens on receivables (including Time Share Receivables) and related assets arising in connection with a Qualified Securitization Transaction;

(hh) Liens on (i) Foreign Time Share Receivables securing Debt permitted under clause (xxii) of the second paragraph of Section 4.04 and (ii) the monetized notes underlying hypothecations of, or Qualified Securitization Transactions with respect to, Time Share Receivables permitted under clause (xxii) of the second paragraph of Section 4.04;

(ii) Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;

(jj) Liens on cash and Cash Equivalents (or specific property securing such Debt) used to satisfy or discharge Debt; provided that such satisfaction or discharge is permitted under this Indenture;

(kk) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(ll) Liens on cash or Investments permitted by Section 4.05 securing Swap Contracts in the ordinary course of business submitted for clearing in accordance with requirements of law;

(mm) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(nn) Liens on Capital Stock of Unrestricted Subsidiaries;

(oo) Liens arising as a result of a Permitted Sale and Leaseback Transaction or any other Sale and Leaseback Transaction permitted by Section 4.04;

(pp) Liens deposits of cash with the owner or lessor of premises leased and operated by the Parent Guarantor or any of its Restricted Subsidiaries to secure the performance of the Parent Guarantor’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(qq) Liens with respect to property or assets of the Parent Guarantor and its Restricted Subsidiaries (including accounts receivable or other revenue streams and other rights to payment and any other assets related thereto) in connection with a property manager’s obligations in respect of timeshare collection accounts, operating accounts and reserve accounts; and

(rr) Liens in favor of the Parent Guarantor, any Issuer or any Restricted Subsidiary.

For purposes of determining compliance with Section 4.06 and this definition of “Permitted Liens,” in the event that a Lien meets the criteria of more than one of the categories described above in clauses (a) through (rr) of “Permitted Liens,” the Parent Guarantor shall be permitted, in its sole discretion, (x) to classify such Lien on the date of Incurrence and may later reclassify such Lien in any manner (based on the circumstances existing at the time of any such reclassification), (y) may divide and later redivide the amount of such Lien among more than one of such clauses and (z) shall only be required to include such Lien in one of any such clauses; provided that all Liens of the category described above in clause (a) of Permitted Liens shall be deemed to be Incurred pursuant to clause (a) of Permitted Liens and shall not later be reclassified, and the amount of such Liens shall not be divided or later redivided among any other clause of Permitted Liens.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a)    the new Debt is in an aggregate principal amount not in excess of the sum of:

(1)    the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2)    an amount necessary to pay any fees and expenses, premiums (including tender premiums) and defeasance costs, underwriting discounts, accrued and unpaid interest, upfront fees and original issue discount related to the Refinancing,

(b)    the Weighted Average Life to Maturity of the new Debt is equal to or greater than the Weighted Average Life to Maturity of the Debt being Refinanced,

(c)    the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d)    the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include (x) Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Parent Guarantor, any Issuer or any Subsidiary Guarantor, or (y) Debt of the Parent Guarantor or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Permitted Sale and Leaseback Transaction” means any Sale and Leaseback Transaction consummated by the Parent Guarantor or any of its Restricted Subsidiaries after the Issue Date for Fair Market Value as determined at the time of consummation in good faith by (i) the Parent Guarantor or a Restricted Subsidiary and (ii) in the case of any Sale and Leaseback Transaction (or series of related Sale and Leaseback Transactions) the aggregate proceeds of which exceed the greater of (x) $90.0 million and (y) 12.5% of Consolidated EBITDA for the Test Period, the Board of Directors of the Parent Guarantor or such Restricted Subsidiary.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Parent Guarantor’s common stock (or other securities or property following a merger event or other change of the common stock of the Parent Guarantor) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Parent Guarantor substantially concurrently with any purchase by the Parent Guarantor of a Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of the Parent Guarantor or any Restricted Subsidiary held by Persons other than the Parent Guarantor or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“Productive Assets” means assets (other than cash, Cash Equivalents, securities and inventory) that are used or usable by the Parent Guarantor and its Restricted Subsidiaries in Permitted Businesses.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is expected to have a continuing impact and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Parent Guarantor and its Restricted Subsidiaries, in each case being given pro forma effect, which actions (i) have been taken or (ii) shall be taken or implemented within the succeeding 24 months following such transaction and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead, taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of the Parent Guarantor and its Restricted Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Debt or other liabilities repaid in connection therewith had been consummated and Incurred or repaid at the beginning of such period (and assuming that such Debt to be Incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition or conversion at the interest rate which is or would be in effect with respect to such Debt as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings shall be realizable during the entirety of such Test Period, or such additional costs, as applicable, shall be incurred during the entirety of such Test Period; provided, further, that at the election of the Parent Guarantor, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $25.0 million.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any covenant under this Indenture as of an applicable date or period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement (or as of the last date of such period in the case of a balance sheet item): (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Capital Stock in any Restricted Subsidiary of the Parent Guarantor or any division, product line or facility used for the operations of the Parent Guarantor or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or other Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Debt and (c) any Debt Incurred by the Parent Guarantor or any of its Restricted Subsidiaries in connection therewith and, if such Debt has a floating or formula rate, such Debt shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination; provided that, (1) without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including cost savings, synergies and operating expense reductions) that are (as determined by the Parent Guarantor in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Parent Guarantor and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment” and (2) in connection with any Specified Transaction that is the Incurrence of Debt in respect of which compliance with any specified leverage ratio test is by the terms of this Indenture to be calculated on a Pro Forma Basis, the proceeds of such Debt shall not be netted from Debt in the calculation of the applicable leverage ratio test.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Securitization Transaction” means any Securitization Facility that meets the following conditions: (i) the Parent Guarantor shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Parent Guarantor and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Parent Guarantor or any of its Restricted Subsidiaries to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Parent Guarantor) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Parent Guarantor) and may include Standard Securitization Undertakings, it being understood that the revolving warehouse credit facility evidenced by that certain Third Amended and Restated Indenture and Servicing Agreement, dated as of September 1, 2014, by and among Marriott

Vacations Worldwide Owner Trust 2011-1, as issuer, the Issuer, as servicer, and Wells Fargo Bank, National Association, as indenture trustee and as back-up servicer, and the other Facility Documents (as defined therein) shall constitute a Qualified Securitization Transaction for all purposes hereunder.

“Rating Agencies” means Moody’s and S&P.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means the March 1 or September 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the Issue Date by and among the Issuers, the Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers named therein.

“Reorganization” means any reorganization of any of the Parent Guarantor, the Issuers and/or their respective Subsidiaries implemented in order to optimize the tax position of such entities or any parent thereof (as reasonably determined by the Issuer in good faith) so long as such reorganization does not materially impair any Note Guarantee and is otherwise not materially adverse to the Holders in their capacity as such, taken as a whole.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means:

(a)    any dividend or distribution (whether made in cash, securities or other property or assets) declared or paid on or with respect to any shares of Capital Stock of the Parent Guarantor or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Parent Guarantor or any Restricted Subsidiary), except for (i) any dividend or distribution that is made by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Parent Guarantor or the Restricted Subsidiary holding such Capital Stock received at least its pro rata share of such dividend or distribution or (ii) any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor;

(b)    the purchase, repurchase, redemption, acquisition or retirement for value, including in connection with any merger or consolidation, of any Capital Stock of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor (other than from the Parent Guarantor or a Restricted Subsidiary);

(c)    any principal payment on, or the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (i) any Subordinated Obligation Incurred under clause (iii) of the second paragraph of Section 4.04 and (ii) the purchase, repurchase, redemption, acquisition or retirement for value of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case under this clause (ii) due within one year of the date of purchase, repurchase, redemption, acquisition or retirement); or

(d)    any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor (including the Issuers) other than an Unrestricted Subsidiary.

“Ritz-Carlton Comfort Letter” means the letter agreement, dated November 21, 2011, executed and delivered by The Ritz-Carlton Hotel Company, L.L.C., as licensor, the Parent Guarantor, as licensee, and the administrative agent under the Credit Agreement.

“Ritz-Carlton License Agreement” means the License, Services and Development Agreement by The Ritz-Carlton Hotel Company, L.L.C., as licensor and the Parent Guarantor, as licensee, effective as of November 19, 2011.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property or an asset now owned or hereafter acquired whereby the Parent Guarantor or a Restricted Subsidiary transfers that property or asset to another Person and the Parent Guarantor or a Restricted Subsidiary leases it from that other Person, together with any Refinancings thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Securitization Asset” means (a) any Time Share Receivables, (b) any accounts receivable, mortgage receivables, loan receivables, receivables or loans relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (c) all collateral securing such receivable or asset (including Time Share Receivables), all contracts and contract rights, purchase orders, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, bank conduit receivables or warehouse financing, factoring or sales transactions, hypothecation facility and/or receivables purchase agreements, pursuant to which the Parent Guarantor or any of its Restricted Subsidiaries sells, assigns, transfers, pledges, participates, contributes to capital or otherwise conveys any Securitization Assets (including Time Share Receivables) (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Transaction to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Time Share SPV and any other Subsidiary of the Parent Guarantor formed for the purpose of and that solely engages in one or more Qualified Securitization Transactions and other activities reasonably related thereto or another Person formed for such purpose.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, effective as of November 21, 2011, between Marriott International, Inc., the Parent Guarantor, the Issuer, Marriott Resorts Hospitality Corporation, MVCI Asia Pacific Pte. Ltd. and MVCO Series LLC.

“Significant Subsidiary” means any Subsidiary (other than any Securitization Subsidiary) that would be a “Significant Subsidiary” of the Parent Guarantor within the meaning of Rule 1-02(w) under Regulation S-X promulgated by the SEC.

“Sold Entity or Business” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA” in this Section 1.01.

“Specified Transaction” means any Investment, disposition (including any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent Guarantor or any asset sale of a business unit, line of business or division), Incurrence or repayment of Debt, Restricted Payment or Restricted Subsidiary redesignation that by the terms of this Indenture requires any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Specified Turbo Period” means, with respect to any Debt Incurred in respect of any Qualified Securitization Transaction, such period of time (as determined in accordance with the definitive documentation governing such Debt (the “Indebtedness Documentation”)) for which the collected receivables and other payments generated by the Time Share Receivables subject to such Qualified Securitization Transaction are not available for distribution to the obligor of such Debt (or to an affiliate of such obligor to which such distributions are to be made) pursuant to the terms of the relevant Indebtedness Documentation, including as the result of (i) the occurrence of an event analogous to a “Trigger Event,” as defined in the Indenture and Servicing Agreement, dated as of July 27, 2016, by and among MVW Owner Trust 2016-1, as issuer, the Issuer, as servicer, Wells Fargo Bank, National Association, as trustee and back-up servicer (as in effect on the Issue Date), or (ii) an Event of Default (under and as defined in the relevant Indebtedness Documentation); provided that with respect to such an Event of Default, a Specified Turbo Period shall not commence until such time as payment of such Debt has been accelerated.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Parent Guarantor or any Subsidiary of the Parent Guarantor which the Parent Guarantor has determined in good faith to be customary in a Securitization Facility, including those relating to the servicing of the assets of a Securitization Subsidiary and the provision of cash or Cash Equivalents to pay fees and expenses reasonably related thereto, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a factoring facility, a non-credit related recourse account receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the redemption or repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).

“Subordinated Obligation” means any Debt of the Issuers or the Guarantors (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the Note Guarantees pursuant to a written agreement to that effect.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Capital Stock or other interests (including partnership interests) having ordinary voting power for the election of directors, managers or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” means all existing Subsidiaries of the Parent Guarantor that Guarantee the Notes and any future Subsidiaries that Guarantee the Notes, until such Note Guarantees are released in accordance with the terms of this Indenture.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, (c) any Permitted Bond Hedge Transaction and (d) any Permitted Warrant Transaction.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Parent Guarantor, in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent Guarantor ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 4.03.

“TIA” or “Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Time Share Development Property” means any portion of any existing hotel or resort property acquired by the Parent Guarantor or any of its Restricted Subsidiaries, which has not been dedicated to any time share arrangement, plan, scheme or similar device and which the Parent Guarantor or such Restricted Subsidiary intends primarily to convert into Time Share Inventory. For the avoidance of doubt, any real property interest that qualifies as Time Share Development Property shall be deemed not to qualify as Time Share Inventory.

“Time Share Inventory” means (i) inventory available to occupy as a dwelling or accommodation and which may be coupled with an estate in real estate or limited to a right to use real estate without an estate or ownership interest, pursuant to any time share arrangement, plan, scheme or similar device, in any legal form or structure (including trusts or associations) (including units physically located within a project that are currently used for sales and/or administrative purposes and that have received certificates of occupancy for such use) or (ii) any real property interest completed and available to occupy as a dwelling or accommodation and intended by the Parent Guarantor or a Restricted Subsidiary to be dedicated to any such time share arrangement (including units physically located within a project that are currently used for sales and/or administrative purposes and that have received certificates of occupancy for such use).

“Time Share Receivables” means notes receivable arising from the financing of the sale of timeshare intervals and fractional products to a retail customer, together with any assets related thereto, including, without limitation, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such notes receivable.

“Time Share SPV” means an entity intended to be bankruptcy-remote and which is formed for the purpose of engaging in the financing transactions under a Securitization Facility with respect to Time Share Receivables and the Debt of which is Non-Recourse Debt.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Transaction Expenses” means any fees and expenses incurred or paid by the Parent Guarantor or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the borrowing of funds under the Credit Agreement on the closing date of the ILG Acquisition, (b) the issuance of the Notes on the Issue Date, (c) the refinancing of Debt of the Parent Guarantor and its subsidiaries and ILG and its subsidiaries, respectively, under existing credit facilities on the closing date of the ILG Acquisition, (d) the ILG Acquisition, (e) the consummation of any other transaction in connection with the foregoing and (f) the payment of Transaction Expenses.

“Treasury Rate” means, as obtained by the Issuer, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to September 15, 2021; provided, however, that if the period from such Redemption Date to September 15, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, senior associate, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted cash and Cash Equivalents of such Person in excess of $50.0 million and (b) cash and Cash Equivalents of such Person restricted in favor of the Credit Agreement (which may also include cash and Cash Equivalents securing other Debt secured by a Lien on any collateral along with the Credit Agreement), in each case as determined in accordance with GAAP, it being understood and agreed that proceeds subject to an escrow, trust, collateral or similar account or arrangement holding proceeds of Debt solely for the benefit of an unaffiliated third party shall be deemed to constitute “restricted cash” for purposes of the Unrestricted Cash Amount.

“Unrestricted Subsidiary” means:

(a)    any Subsidiary of the Parent Guarantor (other than the Issuers) that is designated after the Issue Date as an Unrestricted Subsidiary pursuant to Section 4.10 and is not thereafter redesignated as a Restricted Subsidiary pursuant to Section 4.10; and

(b)    any Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollar” or “$” means the lawful currency of the United States.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or other governing body thereof.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment, by

(2)    the then outstanding principal amount of such Debt.

“Wholly Owned” means a Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at that time owned, directly or indirectly, by the Parent Guarantor and its other Wholly Owned Restricted Subsidiaries.

Section 1.02    Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.09
“Agent”	2.04
“Allocable Excess Proceeds”	4.07
“Applicable Law”	12.16
“Applicable Premium Deficit”	8.02(a)
“Authentication Agent”	2.14
“Change of Control Offer”	4.11(a)
“Change of Control Purchase Date”	4.11(b)
“Change of Control Purchase Price”	4.11(a)
“covenant defeasance option”	8.01
“Deadline Date”	3.07
“Definitive Note”	Appendix A
“Depositary”	Appendix A
“DTC”	2.04
“Determination Date”	3.07
“Event of Default”	6.01
“Excess Proceeds”	4.07
“Exchange Notes”	Appendix A
“Increased Amount”	4.06
“Initial Default”	6.04
“LCT Election”	1.05
“LCT Test Date”	1.05
“legal defeasance option”	8.01
“Notes Custodian”	Appendix A
“Notice of Default”	6.01
“Offer Amount”	4.07(d)(2)
“Offer Period”	4.07(d)(2)
“Original Notes”	Recitals hereto
“Paying Agent”	2.04
“Permitted Debt”	4.04
“Public Offer”	1.05(a)
“Prepayment Offer”	4.07
“Redemption Date”	3.03
“Registered Exchange Offer”	Appendix A
“Registrar”	2.04
“Reversion Date”	4.01
“Special Mandatory Redemption”	3.07
“Special Mandatory Redemption Date”	3.07
“Surviving Issuer”	5.01(a)
“Surviving Parent”	5.02(a)
“Suspended Covenants”	4.01
“Suspension Date”	4.01
“Suspension Period”	4.01

Section 1.03    Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA as applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture upon and after, but not before, the qualification of this Indenture under the TIA. The following TIA terms have the following meanings:

“indenture securities” means the Notes and the Guarantees.

“obligor” on the indenture securities means the Issuers and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rules have the meanings assigned to them by such definitions.

Section 1.04    Rules of Construction. Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    “or” is not exclusive;

(d)    “including” means “including, without limitation”;

(e)    words in the singular include the plural, and words in the plural include the singular;

(f)    unsecured Debt shall not be deemed to be subordinate or junior to secured Debt merely by virtue of its nature as unsecured Debt;

(g)    the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent Guarantor dated such date prepared in accordance with GAAP;

(h)    the principal amount of any Preferred Stock shall be the greater of (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock;

(i)    references to any contract, agreement or instrument shall mean the same as amended, modified, supplemented or amended and restated from time to time, in each case, in accordance with any applicable restrictions contained in this Indenture;

(j)    the terms “property,” “properties,” “asset” and “assets” shall have the same meaning; and

(k)    for the avoidance of doubt, the terms “dissolution and “liquidation” do not include a merger, amalgamation or similar transaction.

Section 1.05    Limited Condition Transactions; Measuring Compliance.

(a)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Indenture that requires the calculation of any other financial ratio or (ii) testing availability under baskets set forth in this Indenture (including baskets measured as a percentage of Consolidated Total Assets or Consolidated EBITDA), in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such transaction is permitted hereunder shall be deemed to be the date (the “LCT Test Date”) (x) the definitive agreement for such Limited Condition Transaction is entered into (or, in respect of any transaction described in clauses (ii) and (iii) of the definition of “Limited Condition Transaction,” delivery of irrevocable notice, declaration of dividend or similar event), and not at the time of consummation of such Limited Condition Transaction or (y) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law in another jurisdiction), the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (a “Public Offer”) is issued in respect of a target of such acquisition, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Parent Guarantor and the Restricted Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

(b)    For the avoidance of doubt, if the Issuer has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Total Assets or Consolidated EBITDA on a consolidated basis or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios shall not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if such ratios or baskets improve as a result of such fluctuations, such improved ratios and/or baskets may be utilized. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Debt or Liens, or the making of Restricted Payments or Permitted Investments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of a Person, the prepayment, redemption, purchase, defeasance or other satisfaction of Debt, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires (or, if applicable, the irrevocable notice, declaration of dividend or similar event is terminated or expires or, as applicable, the offer in respect of a Public Offer for, such acquisition is terminated) without consummation of such Limited Condition Transaction, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any Incurrence of Debt and any associated Lien and the use of proceeds thereof; provided that Consolidated Interest Expense for purposes of the Consolidated Fixed Charges Coverage Ratio shall be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Debt or, if no such indicative interest margin exists, as reasonably determined by the Issuer in good faith).

(c)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default or Event of Default has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Issuer, be deemed satisfied, so long as no Default or

Event of Default exists on the date the definitive agreements for such Limited Condition Transaction are entered into. For the avoidance of doubt, if the Issuer has exercised its option to make an LCT Election and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Indenture.

ARTICLE 2

THE NOTES

Section 2.01    Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited, subject to compliance with Sections 2.03 and 4.04. All Notes shall be identical in all respects other than issue prices, issuance dates, first Interest Payment Dates and first dates from which interest shall accrue.

Subject to Section 2.03, the Trustee shall authenticate the Original Notes for original issue on the Issue Date. With respect to any Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, Original Notes pursuant to Sections 2.07, 2.08, 2.10 or 3.06 or Appendix A), the Issuers may issue such Notes but only in compliance with Section 2.03.

Section 2.02    Form and Dating. Provisions relating to the Initial Notes and the Exchange Notes are set forth in Appendix A, which is hereby incorporated in and expressly made part of this Indenture. The Notes and the certificate of authentication included therein shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuers are subject, if any, or usage, provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Issuers. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture. The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.03    Execution and Authentication. One Officer shall sign the Notes for each of the Issuer and any Co-Issuer (if applicable) by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

At any time and from time to time after the execution and delivery of this Indenture, the Issuers may deliver Notes executed by the Issuers to the Trustee for authentication. The Trustee shall authenticate and deliver:

(i)    Original Notes for original issue in the aggregate principal amount not to exceed $750.0 million;

(ii)    Additional Notes from time to time for original issue in aggregate principal amounts specified by the Issuer, the terms of which Additional Notes shall be set forth in either (1) a resolution of the Board of Directors of the Issuer, (2) an Officers’ Certificate or (3) one or more indentures supplemental hereto; provided that the Issuers’ ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.04; and

(iii)    Exchange Notes from time to time for issue in exchange for a like principal amount of Initial Notes (including any Additional Notes issued as Initial Notes),

in each case, after the following conditions have been met:

(1)    Receipt by the Trustee of an Officers’ Certificate specifying:

(A)    the amount of Notes to be authenticated pursuant to this Indenture and the date on which the Notes are to be authenticated,

(B)    whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes, and

(C)    whether the Notes are to be issued as one or more Global Notes or Definitive Notes.

(2)    In the case of Additional Notes that are not fungible with the Original Notes for federal income tax purposes, such Additional Notes shall bear a different CUSIP number and ISIN.

(3)    In the case of Exchange Notes, effectiveness of a Registration Statement and consummation of a Registered Exchange Offer thereunder, Initial Notes exchanged for Exchange Notes shall be cancelled by the Trustee.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes, the Additional Notes and the Exchange Notes shall vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the Exchange Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

Section 2.04    Registrar and Paying Agent. The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Issuers have entered into a letter of representations with DTC in the form provided by DTC and the Trustee and each Registrar, co-registrar, Paying Agent, additional paying agent or custodian (“Agent”) is hereby authorized to act in accordance with such letter and applicable procedures of DTC. Neither the Trustee nor any Agent shall have responsibility for any actions taken or not taken by the Depositary.

The Issuers shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. Any Issuer, the Parent Guarantor or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar, co-registrar or transfer agent.

Initially, the Trustee shall act as Registrar and Paying Agent with regard to the Notes.

Section 2.05    Paying Agent to Hold Money in Trust. No later than 11:00 a.m. (Eastern time) on each due date of the principal and interest on any Note, the Issuers shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Issuers in making any such payment. If any Issuer, the Parent Guarantor or a Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. Upon any bankruptcy or reorganization proceedings relating to the Parent Guarantor or any of its Subsidiaries, the Trustee shall serve as the Paying Agent. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.05, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06    Noteholder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 2.07    Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note; provided the Holder satisfies the reasonable requirements of the Trustee and/or the Authentication Agent, as applicable. If required by the Trustee or the Issuers, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuers and the Trustee (and the Paying Agent, Registrar and Authentication Agent, if not the Trustee) to protect the Issuers, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers. The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.08    Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee (or an Authentication Agent), except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because an Issuer or an Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date, such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09    Treasury Notes. In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by an Issuer, or by any Affiliate of the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in actually relying on any such direction, waiver or consent, only Notes that a Trust Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not an Issuer or any obligor upon the Notes or any Affiliate of the Issuers or of such other obligor.

Section 2.10    Temporary Notes. Until definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes.

Section 2.11    Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and dispose of all Notes surrendered for registration of transfer, exchange, payment or cancellation in its customary manner. The Issuers may not issue new Notes to replace Notes that have been redeemed, paid or delivered to the Trustee for cancellation, except pursuant to the terms of this Indenture.

Section 2.12    Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) at the rate borne by the Notes in any lawful manner. The Issuers may pay the defaulted interest to the persons who are Noteholders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13    CUSIP, ISIN or Common Code Numbers. The Issuers in issuing the Notes may use “CUSIP,” “ISIN” or “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP,” “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that neither the Issuers nor the Trustee shall have any responsibility for any defect in the “CUSIP,” “ISIN” or “Common Code” number that appears on any Note, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall promptly notify the Trustee in writing of any change in such numbers.

Section 2.14    Authentication Agent. The Trustee may appoint an authentication agent (the “Authentication Agent”) reasonably acceptable to the Issuers that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Sections 2.03, 2.07 and 2.10 and Appendix A as fully to all intents and purposes as though the Authentication Agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. For all purposes of this Indenture, the authentication and delivery of Notes by the Authentication Agent shall be deemed to be authentication and delivery of such Notes “by the Trustee,” and a certificate of authentication executed on behalf of the Trustee by an Authentication Agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such Authentication Agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.10.

Any corporation or other entity into which any Authentication Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any Authentication Agent shall be a party, or any corporation or other entity succeeding to the corporate trust business of any Authentication Agent, shall be the successor of the Authentication Agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 2.14, without the execution or filing of any paper or any further act on the part of the parties hereto or the Authentication Agent or such successor corporation or other entity.

Any Authentication Agent may at any time resign by giving written notice of resignation to the Trustee and to the Issuers. The Trustee may at any time terminate the agency of any Authentication Agent by giving written notice of termination to such Authentication Agent and to the Issuers. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any Authentication Agent shall cease to be eligible under this Section, the Trustee may appoint a successor Authentication Agent (which may be the Trustee), shall give written notice of such appointment to the Issuers and shall deliver notice of such appointment to all Holders.

The Issuers agree to pay to the Authentication Agent from time to time reasonable compensation for its services as agreed upon in writing.

The provisions of Sections 7.02, 7.03, 7.04 and this Section 2.14 shall be applicable to any Authentication Agent.

If an Authentication Agent is appointed pursuant to this Section 2.14, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

, as Authentication Agent, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Officer

ARTICLE 3

REDEMPTION

Section 3.01    Notices to Trustee. If the Issuers elect to redeem Notes pursuant to Section 3.08, the Issuers shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth: (1) the redemption date, (2) the principal amount of Notes to be redeemed, (3) the redemption price, if then ascertainable, and (4) that such redemption is being made pursuant to Section 3.08.

Any optional redemption referenced in such Officers’ Certificate may be cancelled by the Issuers at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 3.02    Selection of Notes to be Redeemed. In the case of any partial redemption, the Notes shall be selected for redemption, with respect to Global Notes, in accordance with the applicable procedures of DTC and, with respect to certificated Notes, by lot, pro rata or by such method as the Trustee shall deem fair and appropriate; provided that no Note of $2,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. Upon the request of the Issuer, a new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuers in writing promptly of the Notes or portions of Notes to be redeemed.

Section 3.03    Notice of Redemption. At least 30 days but not more than 60 days before a date for redemption of Notes (such date, a “Redemption Date”), the Issuers shall mail, or cause to be mailed, a notice of redemption by first-class mail, and in the case of Notes held in book-entry form, by electronic transmission or otherwise in accordance with the applicable procedures of DTC, to each Holder of Notes to be redeemed.

The notice shall identify the Notes to be redeemed (including any CUSIP, ISIN or Common Code numbers) and shall state:

(a)    the redemption date;

(b)    the redemption price or the information specified in Section 3.08(d);

(c)    the name and address of the applicable Paying Agent;

(d)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e)    if fewer than all the outstanding Notes are to be redeemed, the portion of the principal amounts of the particular Notes to be redeemed;

(f)    that, unless the Issuers default in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(g)    if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed; and

(h)    that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuers shall provide the Trustee with the information required by this Section at least two Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03, unless the Trustee consents to a shorter period.

Any notice to Holders of such a redemption pursuant to Section 3.08(d) shall include the appropriate calculation of the redemption price, but does not need to include the redemption price itself.

Section 3.04    Effect of Notice of Redemption. Once notice of redemption is sent, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice (except as provided for pursuant to Section 3.08(f)). Upon surrender to the applicable Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the related Interest Payment Date that is on or prior to the date of redemption). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05    Deposit of Redemption Price. At or prior to 11:00 a.m. New York City time on the redemption date, the Issuers shall deposit with the applicable Paying Agent (or, if the Issuer, the Parent Guarantor or any of its Wholly Owned Subsidiaries is acting as the Paying Agent, shall segregate and hold in trust) money in U.S. Dollars sufficient to pay the redemption price of and accrued interest (subject to the right of Holders of record on the relevant Record Date to receive interest due on the related Interest Payment Date that is on or prior to the date of redemption) on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuers to the Trustee for cancellation. The Paying Agent shall promptly distribute to each Holder whose Notes are to be redeemed the applicable redemption price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

If the Issuers comply with the provisions of this Section 3.05, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the Holders of such Notes shall have no further rights with respect to such Notes except the right to receive such payment of the redemption price and accrued and unpaid interest, if any, on such Notes upon surrender of such Notes. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption date in respect of such Note shall be paid on such redemption date to the Person in whose name such Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuer.

Section 3.06    Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuers shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that each new Note shall be in a principal amount $2,000 or an integral multiple of $1,000 in excess thereof. Notwithstanding the foregoing, in the case of a Global Note, upon surrender of a Note that is redeemed in part, an appropriate notation shall be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.

Section 3.07    Special Mandatory Redemption. The Notes shall be subject to a special mandatory redemption (the “Special Mandatory Redemption”) if (i) the ILG Acquisition shall not have been completed on or prior to April 30, 2019 (the “Deadline Date”) or (ii) on any date prior to the Deadline Date (any such date, the “Determination Date”), (A) the Merger Agreement shall have been amended, modified or waived in a manner that would be materially adverse to the Holders, as determined in good faith by the Parent Guarantor, (B) the Merger Agreement shall have been terminated other than as a result of consummating the ILG Acquisition or (C) the Parent Guarantor shall have determined in good faith that the ILG Acquisition shall not be completed by the Deadline Date for any other reason and delivers an Officers’ Certificate stating the grounds for such determination to the Trustee. The Issuer or, upon the receipt of written instructions from the Issuer accompanied by an Officers’ Certificate, the Trustee, shall send a notice of Special Mandatory Redemption, by electronic transmission or by first class mail, postage prepaid, or otherwise in accordance with the procedures of DTC, to Holders no later than three Business Days after the Deadline Date or the Determination Date, as applicable. The Notes shall be redeemed three Business Days following the date of the notice of Special Mandatory Redemption (the “Special Mandatory Redemption Date”). In the event of a Special Mandatory Redemption, the Notes shall be redeemed at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date.

Section 3.08    Optional Redemption.

(a)    Except as set forth in clauses (c) and (d) of this Section 3.08 and Section 4.11(g), the Notes shall not be redeemable at the option of the Issuers prior to September 15, 2021.

(b)    On or after September 15, 2021, the Issuers may, at their option, redeem all or any portion of the Notes, on any one or more occasions, upon not less than 30 days nor more than 60 days prior notice. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). The following prices are for Notes redeemed during the 12-month period commencing on September 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2021	103.250%
2022	101.625%
2023 and thereafter	100.000%

(c)    At any time and from time to time, prior to September 15, 2021, the Issuers may, on any one or more occasions, redeem up to a maximum of 40% of the original aggregate principal amount of the Notes (including Additional Notes, if any) with the Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that immediately after giving effect to any such redemption, at least 50% of the original aggregate principal amount of Notes (including Additional Notes, if any) remains outstanding. Any such redemption shall be made within 90 days of such Equity Offering upon not less than 30 and no more than 60 days’ prior notice.

(d)    In addition, the Issuers may choose to redeem all or any portion of the Notes, on any one or more occasions, prior to September 15, 2021, upon not less than 30 days nor more than 60 days prior notice, at a redemption price equal to the sum of:

(i)    100% of the principal amount of the Notes to be redeemed, plus

(ii)    the Applicable Premium,

plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date). Any notice to Holders of such a redemption shall set forth the manner of the calculation of the redemption price, but need not set forth the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

(e)    If the optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date; provided that if the Notes are in global form, such accrued and unpaid interest shall be paid in accordance with the applicable procedures of DTC.

(f)    Any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including the completion of an Equity Offering, an Incurrence of Debt or other corporate transaction.

Section 3.09    Mandatory Redemption; Sinking Fund; Open Market Purchases. Except as set forth in Section 3.07, the Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase the Notes pursuant to Section 4.07 and Section 4.11 of this Indenture. The Issuers and their Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

ARTICLE 4

COVENANTS

Section 4.01    Covenant Suspension. On and after the first day (such date, the “Suspension Date”) that:

(a)    the Notes have Investment Grade Ratings from both Rating Agencies, and

(b)    no Default or Event of Default has occurred and is continuing under this Indenture,

the Parent Guarantor and the Restricted Subsidiaries shall not be subject to the following Sections of this Indenture: Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 4.09, Section 4.12 (but only with respect to any Person that would be required to become a Guarantor after the date of the commencement of the applicable Suspension Period) and clause (d) of Section 5.02 (collectively, the “Suspended Covenants”). In the event that the Parent Guarantor and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing (the date of such ratings withdrawal or downgrade or the occurrence of such Default or Event of Default, the “Reversion Date”), then the Parent Guarantor and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default; provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note

Guarantees with respect to the Suspended Covenants based on, and none of the Parent Guarantor or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.”

The Issuers shall give the Trustee written notice of any such suspension of covenants and in any event not later than five Business Days after such suspension has occurred. In the absence of such notice, the Trustee shall assume that the Suspended Covenants are in full force and effect.

Compliance with the provisions of Section 4.05 with respect to Restricted Payments made after the Reversion Date shall be calculated in accordance with the terms of Section 4.05 as though such section had been in effect during the entire Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under the first paragraph of Section 4.05.

Solely for the purpose of determining the amount of Permitted Liens under Section 4.06 during any Suspension Period and without limiting the Parent Guarantor’s or any Restricted Subsidiary’s ability to Incur Debt during any Suspension Period, to the extent that calculations in Section 4.06 refer to Section 4.04, such calculations shall be made as though Section 4.04 remains in effect during the Suspension Period. On the Reversion Date, all Debt Incurred during the Suspension Period shall be classified to have been Incurred pursuant to clause (a) of the first paragraph of Section 4.04 or one of the clauses of the second paragraph of Section 4.04 (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to clause (a) of the first paragraph of Section 4.04 or one of the clauses of the second paragraph of Section 4.04, such Debt shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (x) of the second paragraph of Section 4.04. For purposes of determining compliance with Section 4.07, on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with Section 4.07 shall be deemed to be reset to zero. No Subsidiaries may be designated as Unrestricted Subsidiaries during any Suspension Period. The Issuers shall give the Trustee written notice of any occurrence of a Reversion Date not later than five Business Days after such Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume that the Suspended Covenants apply and are in full force and effect.

Section 4.02    Payment of Notes. The Issuers shall promptly pay, or cause to be paid, the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if, as of 11:00 a.m. New York City time on such date, the Trustee or the applicable Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due.

The Issuers shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement. In the event the Issuers are required to pay Additional Interest, the Issuers shall provide written notice to the Trustee of the Issuers’ obligation to pay Additional Interest no later than three Business Days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Issuers.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and they shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

Section 4.03    Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuers shall furnish to the Holders or cause the Trustee to furnish to the Holders, within the time periods specified in the SEC’s rules and regulations that are then applicable to the Parent Guarantor (or, if the Parent Guarantor is then not subject to the reporting requirements of the Exchange Act, within the time periods specified in the SEC’s rules and regulations for non-accelerated filers):

(1)    all quarterly and annual reports that would be required to be filed by the Parent Guarantor with the SEC on Forms 10-Q and 10-K if the Parent Guarantor were required to file such reports; and

(2)    all current reports required to be filed by the Parent Guarantor with the SEC on Form 8-K if the Parent Guarantor were required to file such reports;

provided that the electronic filing of the foregoing reports by the Parent Guarantor on the SEC’s EDGAR system (or any successor system) shall be deemed to satisfy the Issuers’ delivery obligations to the Trustee and any Holder, it being understood that the Trustee shall have no responsibility to determine whether any reports have been filed on the SEC’s EDGAR system (or any successor system).

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K shall include a report on the Parent Guarantor’s consolidated financial statements by the Parent Guarantor’s certified independent accountants. In addition, unless the SEC shall not accept such a filing, the Parent Guarantor shall file a copy of each of the reports referred to in clauses (1) and (2) of this Section 4.03 on the SEC’s EDGAR system (or any successor system) within the time periods specified above, and the Issuers or the Parent Guarantor shall post the reports on its website within those time periods.

If, at any time, the Parent Guarantor is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Parent Guarantor shall nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.03 with the SEC within the time periods specified above, unless the SEC shall not accept such a filing. Neither the Issuers nor the Parent Guarantor shall take any action reasonably expected to cause the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC shall not accept the Parent Guarantor’s filings for any reason, the Issuers or the Parent Guarantor shall post the reports referred to in the preceding paragraphs on a website within the time periods specified above (which may be nonpublic and may be maintained by the Issuers, the Parent Guarantor or a third party) to which access shall be given to Holders, prospective purchasers of the Notes (which prospective purchasers shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act) or non-U.S. persons (as defined in Regulation S under the Securities Act), securities analysts and market making institutions that certify their status as such to the reasonable satisfaction of the Issuers or the Parent Guarantor.

If the Parent Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraphs shall include a presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Parent Guarantor and its Restricted

Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent Guarantor. In addition, each Issuer agrees that, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuers shall be deemed to have satisfied their obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

The Issuers shall be deemed to have furnished such reports to the Trustee and the Holders of the Notes if any direct or indirect parent of the Parent Guarantor has filed such reports (including, in the case of any annual report on Form 10-K, reports by the certified independent accountants of such direct or indirect parent on such direct or indirect parent’s consolidated financial statements) with the SEC using the EDGAR filing system (or any successor thereto) within the time periods specified above; provided that (i) such direct or indirect parent has become a Guarantor and (ii) such reports provide selected financial information that show any material differences between the financial condition and results of operations of the Parent Guarantor and its consolidated subsidiaries, on the one hand, and such direct or indirect parent and its consolidated subsidiaries, on the other hand.

The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuers’, any Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under this Indenture.

Section 4.04    Limitation on Debt. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt (including Acquired Debt) unless, after giving effect to the application of the proceeds thereof and either:

(a)    the Debt is Debt (in each case, including Acquired Debt) of the Parent Guarantor or a Restricted Subsidiary and after giving Pro Forma Effect to the Incurrence of the Debt and the application of the proceeds thereof, the Consolidated Fixed Charges Coverage Ratio would be at least 2.00 to 1.00; provided that the aggregate principal amount of Debt permitted to be Incurred pursuant to this clause (a) by non-Guarantor Restricted Subsidiaries may not exceed, at the time of the Incurrence thereof, the greater of (i) $75.0 million and (ii) 10% of Consolidated EBITDA for the Test Period, or

(b)    the Debt is Permitted Debt.

“Permitted Debt” means:

(i)    Debt of the Issuers or any Guarantor evidenced by the Notes and the Note Guarantees (including Exchange Notes issued pursuant to the Registration Rights Agreement and the Guarantees thereof, but excluding any Additional Notes);

(ii)    Debt of the Parent Guarantor or a Restricted Subsidiary Incurred under Credit Facilities up to an aggregate principal amount (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) outstanding at any one time not to exceed (i) $1,500.0 million plus (ii) the greater of (x) $750.0 million and (y) 100.0% of Consolidated EBITDA for the Test Period plus (iii) an additional amount of Debt such that, on a Pro Forma Basis, after giving effect to such Debt the Secured Leverage Ratio does not exceed 3.00 to 1.00 (and for purposes of this clause (iii), any amount Incurred pursuant to this clause (iii) shall be treated as if such amount is Consolidated Secured Debt, regardless of whether such amount is actually secured);

(iii)    Debt of the Parent Guarantor owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Parent Guarantor or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Parent Guarantor or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, and (2) if an Issuer or a Guarantor is the obligor on that Debt and the Debt is owed to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor, the Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes or the applicable Note Guarantee;

(iv)    Debt Incurred by the Parent Guarantor or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment permitted under this Indenture or any disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(v)    Debt consisting of obligations of the Parent Guarantor (or any direct or indirect parent of the Parent Guarantor) or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted under this Indenture;

(vi)    Cash Management Obligations and other Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections, cash pooling arrangements, purchase card and similar arrangements in each case incurred in the ordinary course;

(vii)    Debt supported by a letter of credit under the Credit Agreement in a principal amount not to exceed the face amount of such letter of credit;

(viii)    Debt Incurred by a non-Guarantor Restricted Subsidiary, and Guarantees thereof by any non-Guarantor Restricted Subsidiary, (x) in an aggregate principal amount not to exceed, at the time of the Incurrence thereof, the greater of (i) $175.0 million and (ii) 22.5% of Consolidated EBITDA for the Test Period and (y) under working capital lines, lines of credit or overdraft facilities (to the extent such Debt is non-recourse to the Issuers and the Guarantors);

(ix)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent Guarantor or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(x)    Debt of the Parent Guarantor and its Restricted Subsidiaries outstanding on the Issue Date (other than Debt described in clauses (i) and (ii) above);

(xi)    Debt of the Parent Guarantor or any Restricted Subsidiary (a) Incurred and outstanding on the date of any acquisition of any assets (including through the acquisition of a Person that becomes or is merged with and into the Parent Guarantor or a Restricted Subsidiary) or secured by a Lien on any assets (including the assets of the Parent Guarantor or any such Restricted Subsidiary) on or prior to the acquisition thereof and (b) Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions in connection with, or in contemplation of, any acquisition of any assets (including through the acquisition of a Person that becomes or is merged with and into the Parent Guarantor or a Restricted Subsidiary) or secured by a Lien on any assets (including the assets of the Parent Guarantor or any such Restricted Subsidiary) prior to the acquisition thereof; provided, however, that at the time of any such transaction in clauses (a) and (b) above, either (A) the Parent Guarantor would have been able to Incur $1.00 of additional Debt pursuant to clause (a) of the first paragraph of this Section 4.04 after giving Pro Forma Effect to the Incurrence of such Debt pursuant to this clause (xi) or (B) on a Pro Forma Basis, either (x) the Consolidated Fixed Charges Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries would be greater than or equal to such ratio for the Parent Guarantor and its Restricted Subsidiaries or (y) the Total Leverage Ratio for the Parent Guarantor and its Restricted Subsidiaries would be less than or equal to such ratio for the Parent Guarantor and its Restricted Subsidiaries, in each case, immediately prior to such transaction;

(xii)    (A) additional Debt in an aggregate principal amount not to exceed, at the time of the Incurrence thereof, the greater of (x) $275.0 million and (y) 35.0% of Consolidated EBITDA for the Test Period or (B) after giving Pro Forma Effect to the Incurrence of the Debt and the application of the proceeds thereof, the Total Leverage Ratio would not exceed 4.25 to 1.00;

(xiii)    (1) Attributable Debt and other Debt (including Capital Lease Obligations) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided that such Debt is Incurred within 270 days after the applicable acquisition, construction, repair, replacement or improvement), (2) Attributable Debt arising out of Permitted Sale and Leaseback Transactions and (3) any Permitted Refinancing Debt with respect to any Debt set forth in the clauses (1) and (2); provided that the aggregate principal amount of Debt (including Attributable Debt, but excluding Attributable Debt Incurred pursuant to clause (2)) does not exceed, at the time of the Incurrence thereof, the greater of (x) $175.0 million and (y) 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(xiv)    Debt of the Parent Guarantor or any Restricted Subsidiary consisting of Guarantees of Debt of the Parent Guarantor or any Restricted Subsidiary permitted to be Incurred under any other clause of this Section 4.04; provided that in the event such Debt being Guaranteed is a Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, to the same extent as the Debt being Guaranteed;

(xv)    obligations of non-Wholly Owned Foreign Subsidiaries in respect of Disqualified Stock in an aggregate principal amount outstanding at any one time not to exceed $12.5 million;

(xvi)    Debt (i) in respect of Swap Contracts that are Incurred in the ordinary course of business (and not for speculative purposes) or (ii) consisting of any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction;

(xvii)    Non-Recourse Debt with respect to any Qualified Securitization Transaction and Guarantees constituting Standard Securitization Undertakings in respect of Qualified Securitization Transactions;

(xviii)    Debt incurred by the Parent Guarantor or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims;

(xix)    Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx)    Debt representing deferred compensation to employees of the Parent Guarantor (or any direct or indirect parent of the Parent Guarantor) and its Restricted Subsidiaries incurred in the ordinary course of business;

(xxi)    Debt to future, present or former directors, officers, members of management, employees or consultants of the Parent Guarantor or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Parent Guarantor (or any direct or indirect parent of the Parent Guarantor) permitted by clause (h) of the second paragraph of Section 4.05;

(xxii)    Debt of the Parent Guarantor and its Restricted Subsidiaries relating to the Parent Guarantor’s European or Asia Pacific businesses Incurred under, and Guarantees of the Parent Guarantor or a Restricted Subsidiary Incurred in connection with, hypothecations of or Qualified Securitization Transactions with respect to Time Share Receivables relating to resorts within the Parent Guarantor’s European or Asia Pacific businesses;

(xxiii)    Guarantees under the Separation and Distribution Agreement or the Intercompany Agreements;

(xxiv)    Permitted Refinancing Debt of Debt Incurred pursuant to clause (a) of the first paragraph of this Section 4.04 or clauses (i), (x), (xi) or this clause (xxiv) of this second paragraph of Section 4.04; and

(xxv)    all premiums (if any), interest (including post-petition interest, capitalized interest or interest otherwise payable in kind), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses of this second paragraph of Section 4.04.

For purposes of determining compliance with any restriction on the Incurrence of Debt in U.S. Dollars where Debt is denominated in a different currency, the amount of such Debt shall be the Dollar Equivalent determined on the date of such determination.

For purposes of determining compliance with this Section 4.04:

(A)    in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the first and second paragraphs of this Section 4.04, the Parent Guarantor, in its sole discretion, shall classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses of the first or second paragraphs of this Section 4.04;

(B)    the Parent Guarantor shall be entitled to divide and classify and reclassify an item of Debt in more than one of the types of Debt described in this Section 4.04; provided that Debt outstanding under the Credit Agreement on the Issue Date shall at all times be treated as Incurred under clause (ii) of the second paragraph of Section 4.04 and may not be reclassified;

(C)    Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Debt that is otherwise included in the determination of a particular amount of Debt shall not be included;

(D)    if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to any clause of the second paragraph of this Section 4.04 or the first paragraph of this Section 4.04 and the letters of credit, bankers’ acceptances or other similar instruments relate to other Debt, then such other Debt shall not be included;

(E)    the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(F)    in the event that the Parent Guarantor or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, the Consolidated Fixed Charges Coverage Ratio or the Total Leverage Ratio, as applicable, for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Issuer’s option as elected on the date the Parent Guarantor or a Restricted Subsidiary, as the case may be, enters into or increases such commitments, either (a) be determined on the date of such revolving credit facility or such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Consolidated Fixed Charges Coverage Ratio or Total Leverage Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) shall be permitted under this covenant irrespective of the Consolidated Fixed Charges Coverage Ratio or the Total Leverage Ratio, as applicable, at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment; and

(G)    the amount of Debt issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Debt, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Debt due to a change in GAAP shall not be deemed to be an Incurrence of Debt for purposes of this Section 4.04.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Debt of such Subsidiary shall be deemed to be Incurred by such Subsidiary as of such date (and, if such Debt is not permitted to be Incurred as of such date under this Section 4.04, the Issuers shall be in default of this Section 4.04).

For purposes of determining compliance with any U.S. Dollar-denominated restriction on the Incurrence of Debt, the Dollar Equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed (a) the principal amount of such Debt being refinanced plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing.

Notwithstanding any other provision of this Section 4.04, the maximum amount of Debt that the Parent Guarantor or a Restricted Subsidiary may Incur pursuant to this Section 4.04 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Debt is denominated that is in effect on the date of such refinancing.

The Parent Guarantor shall not, and shall not permit any Issuer or any Subsidiary Guarantor to, directly or indirectly, Incur any Debt that is subordinated or junior in right of payment to any Debt of the Parent Guarantor, such Issuer or such Subsidiary Guarantor, as the case may be, unless such Debt is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Debt is subordinated to other Debt of such Issuer or such Guarantor, as the case may be.

This Indenture shall not treat (1) unsecured Debt as subordinated or junior to secured Debt merely because it is unsecured or (2) senior Debt as subordinated or junior to any other senior Debt merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

Section 4.05    Limitation on Restricted Payments. The Parent Guarantor shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment unless at the time of, and after giving effect to, the proposed Restricted Payment,

(a)    no Default or Event of Default shall have occurred and be continuing (or would result therefrom),

(b)    the Parent Guarantor could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of Section 4.04, or

(c)    the aggregate amount of such Restricted Payment and all other Restricted Payments (including Restricted Payments made pursuant to clause (d) (without duplication) and clause (l) of the next succeeding paragraph of this Section 4.05, but excluding all other Restricted Payments made pursuant to other clauses of the next succeeding paragraph of this Section 4.05) declared or made after the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would not exceed an amount equal to the sum of (without duplication):

(i)    50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter of the Parent Guarantor ending prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); provided that such amount shall not be less than zero, plus

(ii)    100% of the aggregate Capital Stock Sale Proceeds received after the Issue Date, plus

(iii)    the sum of:

(A)    the aggregate Net Cash Proceeds received by the Parent Guarantor or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Parent Guarantor, and

(B)    the aggregate amount by which Debt of the Parent Guarantor or any Restricted Subsidiary is reduced on the Parent Guarantor’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Parent Guarantor, excluding, in the case of clause (A) or (B):

(x)    any Debt issued or sold to the Parent Guarantor or a Subsidiary of the Parent Guarantor or an employee stock ownership plan or trust established by the Parent Guarantor or any such Subsidiary for the benefit of their employees, and

(y)    the aggregate amount of any cash or other property distributed by the Parent Guarantor or any Restricted Subsidiary upon any such conversion or exchange, plus

(iv)    100% of the aggregate amount (including the Fair Market Value of property other than cash) received by the Parent Guarantor or any Restricted Subsidiary by means of:

(A)    the sale or other disposition (other than to the Parent Guarantor or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Parent Guarantor or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent Guarantor or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Parent Guarantor or its Restricted Subsidiaries, in each case after the Issue Date, less the cost associated with any such sale, disposition or other return, and

(B)    the sale or other disposition (other than to the Parent Guarantor or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment), in each case, after the Issue Date, less the cost associated with any such sale or disposition, plus

(v)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Parent Guarantor or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent Guarantor or a

Restricted Subsidiary after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment constituted a Permitted Investment, plus

(vi)    the greater of (x) $350.0 million and (y) 45.0% of Consolidated EBITDA for the Test Period.

Notwithstanding the foregoing, the limitations in the preceding paragraph shall not prohibit:

(a)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Parent Guarantor, any Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent contribution to the Capital Stock of the Parent Guarantor or the substantially concurrent sale of, Capital Stock of the Parent Guarantor (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary of the Parent Guarantor or an employee stock ownership plan or trust established by the Parent Guarantor or any of its Subsidiaries for the benefit of their employees to the extent such sale to such employee stock ownership plan or trust is financed by loans from or Guaranteed by the Parent Guarantor or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Capital Stock Sale Proceeds from such sale of Capital Stock shall be excluded from clause (c)(ii) of the preceding paragraph;

(b)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of an Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Parent Guarantor or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of any Issuer of any Subsidiary Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Subordinated Obligations of an Issuer or a Subsidiary Guarantor, so long as such refinancing Subordinated Obligations are permitted to be Incurred pursuant to Section 4.04 and constitute Permitted Refinancing Debt;

(c)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Parent Guarantor or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Parent Guarantor or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.04 and constitutes Permitted Refinancing Debt;

(d)    the payment of any dividend or distribution on its Capital Stock or the consummation of any irrevocable redemption, repurchase or defeasance payment within 60 days after the date of declaration of such dividend, distribution or payment or the giving of irrevocable notice if, on the date of declaration or the giving of the irrevocable notice, such dividend, distribution, payment or redemption could have been made in compliance with this Indenture;

(e)    the payment of any dividend or distribution on Disqualified Stock issued pursuant to and in compliance with clause (xv) of the second paragraph of Section 4.04;

(f)    (i) the payment of cash in lieu of fractional shares of Capital Stock in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) the honoring of any conversion request by a holder of convertible Debt and any cash payments in lieu of fractional shares in connection with any such conversion and any payments on convertible Debt in accordance with its terms;

(g)    repurchases of Capital Stock in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(h)    the repurchase, retirement or other acquisition or retirement for value, in good faith, of Capital Stock of the Parent Guarantor held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Parent Guarantor or any of its Subsidiaries or holding companies pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of the Parent Guarantor or any Subsidiary or holding company; provided that such payments do not exceed the greater of (x) $37.5 million and (y) 5.0% of Consolidated EBITDA for the Test Period in any calendar year; provided that any unused amounts for any calendar year may be carried forward to the next succeeding calendar year, so long as the aggregate amount of all Restricted Payments made pursuant to this clause (h) in any calendar year (after giving effect to such carry-forwards) shall not exceed the greater of (x) $75.0 million and (y) 10.0% of Consolidated EBITDA for the Test Period; provided, further, that cancellation of Debt owing to the Parent Guarantor or any of its Subsidiaries from members of management of the Parent Guarantor or any of its Restricted Subsidiaries or holding companies in connection with a repurchase of Capital Stock of the Parent Guarantor shall not be deemed to constitute a Restricted Payment for purposes of this Section 4.05 or any other provision of this Indenture;

(i)    payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or warrants and the vesting of restricted stock and restricted stock units;

(j)    purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control or following an Asset Sale, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if the Issuers have previously made the offer to purchase Notes required under Section 4.07 or Section 4.11, as applicable, and have repurchased all Notes validly tendered and not withdrawn in connection with such offer to purchase Notes pursuant to the applicable provisions of Section 4.07 or Section 4.11;

(k)    the Parent Guarantor or any of its Restricted Subsidiaries may make additional Restricted Payments in an amount not to exceed an amount equal to the greater of (x) $300.0 million and (y) 40.0% of Consolidated EBITDA for the Test Period; provided that no Default or Event of Default has occurred and is continuing or would result therefrom;

(l)    Restricted Payments not to exceed 6.0% per annum of the Market Capitalization of the Parent Guarantor;

(m)    additional Restricted Payments; provided that, at the time of such Restricted Payment, the Total Leverage Ratio as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 3.25 to 1.00 and no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(n)    the distribution, by dividend or otherwise, of Capital Stock of an Unrestricted Subsidiary or Debt owed to the Parent Guarantor or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary; provided that such Restricted Subsidiary has no independent operations or business and owns no assets other than Capital Stock of such Unrestricted Subsidiary);

(o)    Restricted Payment made in connection with Transactions;

(p)    distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Transaction;

(q)    payments of the premium in respect of, and other performance by the Parent Guarantor of its obligations under, any Permitted Bond Hedge Transaction;

(r)    any Restricted Payments and/or payments or deliveries required by the terms of, and other performance by the Parent Guarantor of its obligations under, any Permitted Warrant Transaction (including making payments and/or deliveries due upon exercise and settlement or termination thereof);

(s)    distributions or payments by dividend or otherwise, among the Parent Guarantor and its Restricted Subsidiaries in connection with a Reorganization; and

(t)    any Restricted Payments and/or payments or deliveries in shares of common stock (or other securities or property following a merger event or other change of the common stock of the Parent Guarantor) (and cash in lieu of fractional shares) and/or cash required by the terms of, and other performance by the Parent Guarantor of its obligations under, any convertible Debt (including payments of interest and principal thereon, payments due upon required repurchase thereof and/or payments and deliveries due upon conversion thereof).

For purposes of determining compliance with this Section 4.05, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (a) through (t) of the preceding paragraph, meets any of the criteria of any of the clauses of the definition of “Permitted Investment,” or is permitted pursuant to the first paragraph of this Section 4.05, the Parent Guarantor, in its sole discretion, (x) shall classify such Restricted Payment on the date of such Restricted Payment and may later reclassify such Restricted Payment in any manner that complies with this Section 4.05 (based on circumstances existing at the time of reclassification), (y) may divide and later redivide the amount of a Restricted Payment among more than one of such clauses or the first paragraph of this Section 4.05 and (z) shall only be required to include such Restricted Payment or any portion thereof in one of such clauses or the first paragraph of this Section 4.05.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Issuer acting in good faith.

Section 4.06    Limitation on Liens. The Parent Guarantor shall not, and shall not permit any Issuer or any Subsidiary Guarantor to, directly or indirectly, Incur or permit to exist, any Lien (other than Permitted Liens), upon any of its properties or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom unless either (i) it has made or shall make effective provision whereby the Notes and the Note Guarantees shall be secured by that Lien equally and ratably with (or prior to) all other Debt of any Issuer or any Guarantor secured by that Lien or (ii) in the case of Liens securing Subordinated Obligations of any Issuer or any Guarantor, the Notes and the Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior to such Liens.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.06 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (i) and (ii) of the first paragraph of this Section 4.06.

With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt due to any accrual of interest, the accretion of accreted value, the accretion of original issue discount or liquidation preference, the payment of interest in the form of additional Debt with the same terms and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

Section 4.07    Limitation on Asset Sales.

(a)    The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i)    such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value of the properties and assets subject to that Asset Sale (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale); and

(ii)    at least 75% of the consideration paid to the Parent Guarantor or the Restricted Subsidiary in connection with the Asset Sale is in the form of cash or Cash Equivalents.

For the purposes of this Section 4.07, the following shall be considered to be cash:

(1)    the assumption by the purchaser of Debt or other liabilities of the Parent Guarantor or any Restricted Subsidiary (other than Debt or other liabilities that are by their terms subordinated in right of payment to the Notes or the Note Guarantees) and from which the Parent Guarantor and the Restricted Subsidiaries have been unconditionally released;

(2)    securities or other assets received by any Issuer or any Restricted Subsidiary from the transferee that are converted by such Issuer or such Restricted Subsidiary into cash within 180 days after the closing of such Asset Sale shall be considered to be cash to the extent of the cash received in that conversion;

(3)    the assumption by the purchaser of Debt of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent Guarantor and each other Restricted Subsidiary are unconditionally released from any Guarantee of payment of such Debt in connection with such Asset Sale;

(4)    Productive Assets received by the Parent Guarantor or any Restricted Subsidiary in connection with such Asset Sale; and

(5)    any Designated Non-Cash Consideration received by any Issuer or any Restricted Subsidiary in connection with the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received in respect of Asset Sales that is at that time outstanding, not to exceed the greater of (i) $75.0 million and (ii) 10.0% of Consolidated EBITDA for the Test Period.

(b)    The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Parent Guarantor or a Restricted Subsidiary, to the extent the Parent Guarantor or the Restricted Subsidiary elects (or is required by the terms of any Debt):

(i)    to repay secured Debt of the Parent Guarantor, an Issuer or a Subsidiary Guarantor (and if the secured Debt being repaid is revolving credit Debt, to correspondingly permanently reduce commitments with respect thereto), or any Debt of a non-Guarantor Restricted Subsidiary (excluding, in any such case, any Debt owed to the Parent Guarantor or any Restricted Subsidiary);

(ii)    to repay other Debt (and if the Debt being repaid is revolving credit Debt, to correspondingly permanently reduce commitments with respect thereto) of the Parent Guarantor or a Restricted Subsidiary (excluding (A) Subordinated Obligations and (B) Debt owed to the Parent Guarantor or any Restricted Subsidiary) so long as the Issuers shall equally and ratably reduce obligations under the Notes (I) on a pro rata basis as provided under Section 3.08, (II) through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or (III) by making an offer (in accordance with the procedures set forth below for a Prepayment Offer) to all Holders to purchase their Notes at or above 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including the date of repurchase;

(iii)    to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Parent Guarantor or another Restricted Subsidiary); or

(iv)    any combination of the foregoing;

provided, however, that pending the final application of any such Net Available Cash in accordance with clauses (i), (ii), (iii) or (iv) above, the Parent Guarantor and its Restricted Subsidiaries may temporarily reduce Debt or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(c)    Any Net Available Cash from an Asset Sale not applied in accordance with Section 4.07(b) within 365 days from the date of the receipt of that Net Available Cash constitutes “Excess Proceeds”; provided, however, that a binding commitment to reinvest in Additional Assets pursuant to Section 4.07(b)(iii) shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided that (i) such reinvestment is consummated within 180 days of the end of the 365-day period referred to in this sentence, and (ii) if such reinvestment is not consummated within the period set forth in subclause (i) of this clause (c) or such binding commitment is terminated, the Net Available Cash not so applied shall be deemed to be Excess Proceeds.

When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer (as defined below) exceeds $50.0 million, the Issuers shall be required to make an offer to purchase the Notes (the “Prepayment Offer”), which offer shall be in the amount of the Allocable Excess Proceeds (as defined below), on a pro rata basis according to principal amount, at a purchase price of at least 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture; provided that if the Notes are in global form, interests in such Global Notes shall be selected for redemption in accordance with the applicable procedures of DTC, although no Note of $2,000 in principal amount or less shall be purchased in part. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender their Notes for purchase in accordance with this Indenture, the Parent Guarantor or such Restricted Subsidiary may use the remaining amount for any purpose permitted by this Indenture and the amount of Excess Proceeds shall be reset to zero.

The term “Allocable Excess Proceeds” shall mean the product of:

(1) the Excess Proceeds, and

(2) a fraction,

(i)	the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

(ii)

the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Issuers and the Guarantors outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and the Note Guarantees and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring any Issuer or any Guarantor to make an offer to purchase that Debt at substantially the same time as the Prepayment Offer.

(d)    (1) Not later than ten Business Days after the Issuers are obligated to make a Prepayment Offer pursuant to Section 4.07(c), the Issuers shall send, or cause to be sent, a written notice, by first-class mail (or electronic transmission in the case of Notes held in book-entry form), to the Holders (with a copy to the Trustee) with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days and no later than 60 days from the date the notice is delivered.

(2)    At or before 11:00 a.m. New York City time on the purchase date with respect to any Prepayment Offer, the Issuers shall irrevocably deposit with the Trustee or with the Paying Agent (or, if the Parent Guarantor, an Issuer or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) an amount equal to the amount of the Prepayment Offer (the “Offer Amount”) to be held for payment in accordance with the provisions of this Section 4.07. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), the Issuers shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered and are to be accepted by the Issuers. The Trustee or the Paying Agent shall, on the purchase date, mail or, in the case of Global Notes, deliver in accordance with the applicable procedures of DTC payment to each tendering Holder in the amount of its pro rata share of the Offer Amount. In the event that the aggregate purchase price of the Notes delivered by the Issuers to the Trustee is less than the Offer Amount, the Trustee or the Paying Agent shall deliver the excess to the Issuers immediately after the expiration of the Offer Period for application in accordance with this Section 4.07.

(3)    Unless otherwise provided by the policies and procedures of DTC, Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed and attached to the Note, or transfer by book-entry transfer, to the Issuers or their agent at the address specified in the notice at least three Business Days prior to the purchase date. Unless otherwise provided by the policies and procedures of DTC, Holders shall be entitled to withdraw their election if the Trustee or the Issuers receive not later than two Business Days prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Issuers shall select the Notes to be purchased on a pro rata basis for all Notes (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased). Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(4)    A Note shall be deemed to have been accepted for purchase at the time the Trustee or the applicable Paying Agent mails or, in the case of Global Notes, delivers payment therefor to the surrendering Holder.

(e)    Subject to Section 9.02(i), the Issuers’ obligation to make a Prepayment Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the outstanding Notes.

(f)    The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.07. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.07, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.07 by virtue thereof.

Section 4.08    Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a)    pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Parent Guarantor or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to the dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock),

(b)    make any loans or advances to the Parent Guarantor or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to any Issuer or any Restricted Subsidiary to other Debt Incurred by the Parent Guarantor or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances), or

(c)    sell, lease or transfer any of its properties or assets to the Parent Guarantor or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above).

The foregoing limitations shall not apply to restrictions:

(A)    in effect on the Issue Date, including pursuant to the Credit Agreement;

(B)    relating to Debt of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Parent Guarantor;

(C)    that result from any amendment, restatement, modification, renewal, supplement, extension or replacement of an agreement referred to in clauses (A), (B), (F), (G), (J) or this clause (C) in this second paragraph of Section 4.08 (including, in each case, in connection with the Refinancing of Debt Incurred thereunder); provided that the restriction contained in such amendment, restatement, modification, renewal, supplement, extension, replacement or Refinancing is not materially more restrictive (as determined in good faith by the Parent Guarantor), taken as a whole, than the restrictions of the same type contained in the agreements or instruments referred to in clauses (A), (B), (F), (G) or (J) or this clause (C) in this second paragraph of Section 4.08, as applicable;

(D)    resulting from the Incurrence of any Permitted Debt as defined in the second paragraph of Section 4.04; provided that if the obligor of such Debt is an Issuer or a Subsidiary Guarantor, the restriction is no less favorable to the Holders in any material respect (as determined in good faith by the Parent Guarantor) than the restrictions of the same type contained in this Indenture;

(E)    existing by reason of applicable law, rule, regulation or order;

(F)    with respect to clause (c) set forth in the first paragraph of this Section 4.08 only, relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to Section 4.04 and Section 4.06 that limit the right of the debtor to dispose of the properties or assets securing that Debt;

(G)    encumbering properties or assets at the time the properties and assets were acquired by the Parent Guarantor or any Restricted Subsidiary, so long as the restriction relates solely to the properties and assets so acquired and was not created in connection with or in anticipation of the acquisition;

(H)    resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder;

(I)    which are customary restrictions contained in asset sale agreements limiting the transfer of property or assets pending the closing of the sale;

(J)    existing by reason of this Indenture, the Notes, the Note Guarantees, the Exchange Notes and the related Note Guarantees;

(K)    any Debt or contractual requirements Incurred with respect to a Qualified Securitization Transaction relating exclusively to a Securitization Subsidiary that, as determined in good faith by the Parent Guarantor or the relevant Restricted Subsidiary, as applicable, are necessary to effect such Qualified Securitization Transaction; and

(L)    which are customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Parent Guarantor’s Board of Directors and otherwise permitted under this Indenture, which limitation is applicable only to the assets that are the subject of such agreements.

Section 4.09    Limitation on Transactions with Affiliates. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any property or asset or the rendering of any service) with, or for the benefit of, any Affiliate of the Parent Guarantor (an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of (i) $50.0 million and (ii) 7.5% of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to the date of such disposition for which financial statements are required to be filed pursuant to Section 4.03, unless:

(a)    the terms of such Affiliate Transaction are materially no less favorable to the Parent Guarantor or that Restricted Subsidiary, as the case may be, taken as a whole, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Parent Guarantor, and

(b)    if the Affiliate Transaction involves aggregate consideration in excess of the greater of (i) $100.0 million and (ii) 15.0% of Consolidated EBITDA for the Test Period, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and, in its good faith judgment, determines that the Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a resolution of the Board of Directors promptly delivered to the Trustee.

Notwithstanding the foregoing limitation, the Parent Guarantor or any Restricted Subsidiary may enter into or suffer to exist the following:

(a)    any transaction or series of transactions between the Parent Guarantor and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b)    any Restricted Payment permitted to be made pursuant to Section 4.05 or any Permitted Investment;

(c)    employment and severance arrangements between the Parent Guarantor or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(d)    any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Parent Guarantor or any parent company of the Parent Guarantor or any Restricted Subsidiary;

(e)    the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Parent Guarantor and its Restricted Subsidiaries or any direct or indirect parent of the Parent Guarantor in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Guarantor and its Restricted Subsidiaries;

(f)    any issuance, repurchase, redemption, retirement or other acquisition or retirement of shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor;

(g)    any agreement as in effect on the Issue Date or any amendment, modification, supplement, extension or renewal thereto (so long as such amendment, modification, supplement, extension or renewal is not materially adverse to the interests of the Holders of the Notes) or any transaction contemplated thereby;

(h)    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into the Parent Guarantor or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders, as determined in good faith by the Parent Guarantor, than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;

(i)    transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Parent Guarantor and/or the applicable Restricted Subsidiary in the good faith determination of the Board of Directors of the Parent Guarantor or the senior management of the Parent Guarantor, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(j)    transactions in which the Parent Guarantor or any Restricted Subsidiary delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that such transaction is fair to the Parent Guarantor or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Parent Guarantor or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate;

(k)    the Transactions and the payment of fees and expenses related to the Transactions;

(l)    transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 4.10; provided that such transactions were not entered into in contemplation of such redesignation;

(m)    the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n)    (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Parent Guarantor or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any parent company of the Parent Guarantor, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(o)    any transaction pursuant to the Separation and Distribution Agreement and the Intercompany Agreements;

(p)    timeshare and fractional sales commissioned services provided through operations in Mexico, Latin America or the Caribbean;

(q)    owner services activities provided through Promociones Marriott, S.A. de C.V.; and

(r)    (i) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Transaction, any disposition or repurchase of Securitization Assets or related assets in connection with any Qualified Securitization Transaction and (ii) any sale or other transfer of Time Share Receivables and other related assets or other transactions customarily effected as part of a Qualified Securitization Transaction (including servicing agreements and other similar arrangements customary in Qualified Securitization Transactions).

Section 4.10    Designation of Restricted and Unrestricted Subsidiaries. The Issuer may designate any Restricted Subsidiary (other than an Issuer) or other Subsidiary (including any newly acquired or newly formed Subsidiary) of the Parent Guarantor to be an Unrestricted Subsidiary if:

(a)    the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any property or asset of, any Issuer or any other Restricted Subsidiary;

(b)    such designation would not cause a Default;

(c)    all of the Debt of such Subsidiary and its Subsidiaries shall, at the date of designation and at all times thereafter, consist of Non-Recourse Debt; and

(d)    either (1) the Subsidiary to be so designated has total assets of $10,000 or less or (2) if the Subsidiary has consolidated assets greater than $10,000, then the designation would be permitted under Section 4.05.

The Issuer may redesignate any Unrestricted Subsidiary of the Parent Guarantor to be a Restricted Subsidiary if, immediately after giving pro forma effect to the designation,

(x)    (i) the Parent Guarantor would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of Section 4.04 or (ii) the Consolidated Fixed Charges Coverage Ratio of the Parent Guarantor and its Restricted Subsidiaries would be greater than or equal to such ratio immediately prior to such redesignation;

(y)    all Liens of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture; and

(z)    no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any designation of a Subsidiary of the Parent Guarantor as an Unrestricted Subsidiary or redesignation as a Restricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee an Officers’ Certificate certifying that such designation or redesignation complies with the foregoing provisions and gives the effective date of the designation or redesignation.

Section 4.11    Change of Control.

(a)    Upon the occurrence of a Change of Control, each Holder shall have the right to require the Issuers to repurchase all or any part of such Holder’s Notes pursuant to the offer described in this Section 4.11 (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the purchase date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b)    Within 30 days following any Change of Control, the Issuers shall send or cause to be sent by first-class mail (or electronic transmission in the case of Notes held in book-entry form), with a copy to the Trustee, to each Holder, at such Holder’s address appearing in the Note register, a notice stating (as applicable): (A) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to this Section 4.11 and that all Notes properly tendered shall be accepted for purchase; (B) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Purchase Date”); (C) if such notice is delivered prior to the occurrence of a Change of Control, that the Change of Control Offer is conditioned upon the occurrence of such Change of Control and setting forth a brief description of the definitive agreement for the Change of Control; and (D) the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(c)    Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed and attached to the Note, or transfer by book-entry transfer, to the Issuers or their agent at the address specified in the notice at least three Business Days prior to the Change of Control Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuers receive not later than the second Business Day prior to the Change of Control Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.

(d)    Prior to 11:00 a.m. New York City time on the Change of Control Purchase Date, the Issuers shall irrevocably deposit with either the Trustee or with the Paying Agent (or, if an Issuer, the Parent Guarantor or any of its Wholly Owned Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the Holders entitled thereto, to be held for payment in accordance with the provisions of this Section 4.11. On the Change of Control Purchase Date, the Issuers shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuers for payment. The Trustee or the Paying Agent shall, on the Change of Control Purchase Date, mail or, in the case of Global Notes, deliver in accordance with the applicable procedures of DTC payment to each tendering Holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Issuers to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Issuers immediately after the Change of Control Purchase Date.

(e)    The Issuers shall not be required to make a Change of Control Offer if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) notice of redemption has been given pursuant to Section 3.08 to redeem all of the Notes, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f)    The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 4.11. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.11, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their respective obligations under this Section 4.11 by virtue thereof.

(g)    If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers shall have the right, upon not less than 30 nor more than 60 days’ prior written notice, given not more than 30 days following the Change of Control Purchase Date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including the date of redemption (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(h)    Subject to Section 9.02(g) and (h), the obligation of the Issuers to make a Change of Control Offer pursuant to this Section 4.11 may be waived or modified at any time prior to the occurrence of a Change of Control with the written consent of the holders of a majority in principal amount of the Notes.

Section 4.12    Additional Note Guarantees. The Parent Guarantor shall not permit any of its Restricted Subsidiaries (other than any Securitization Subsidiary or Foreign Subsidiary) that is a Wholly Owned Subsidiary (and any Domestic Subsidiary that is a non-Wholly Owned Subsidiary if such non-Wholly Owned Subsidiary guarantees other capital markets debt securities of an Issuer or a Guarantor), other than the Issuers or the Subsidiary Guarantors, to guarantee the payment of any Debt of any Issuer or any other Guarantor incurred under any Credit Facility or other capital markets debt securities unless:

(1)    such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Debt of any Issuer or any Guarantor, if such Debt is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Note Guarantee by such Restricted Subsidiary with respect to such Debt shall be subordinated in right of payment to such Note Guarantee substantially to the same extent as such Debt is subordinated to the Notes; and

(2)    such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.12 shall not be applicable to any Note Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Each Guarantee shall be released in accordance with the provisions of Section 10.10.

Section 4.13    Maintenance of Office or Agency. The Issuers shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers and the Guarantors in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.04.

Section 4.14    Existence. Except as otherwise provided in this Article 4, Article 5 and Section 10.10 and subject to the ability of the Parent Guarantor or any Restricted Subsidiary to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Parent Guarantor or such Restricted Subsidiary then exists, the Parent Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries, and the material rights, licenses and franchises of the Parent Guarantor and each Restricted Subsidiary; provided that the Parent Guarantor is not required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole.

Section 4.15    Annual Officer’s Certificate as to Compliance. Not later than one hundred and twenty (120) days after the end of each fiscal year of Parent Guarantor, beginning with respect to the fiscal year ended December 31, 2018, the Issuer shall deliver to the Trustee a certificate (which need not comply with Section 12.05 of this Indenture) indicating whether the Officer signing such certificate knows of any Default that occurred during the previous year.

ARTICLE 5

SUCCESSORS

Section 5.01    When Issuer May Merge or Transfer Assets. Neither Issuer nor the Co-Issuer (if applicable) shall merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its properties and assets in any one transaction or series of transactions unless:

(a)    the Issuer or the Co-Issuer, as applicable, shall be the surviving Person (the “Surviving Issuer”) or the Surviving Issuer (if other than the Issuer or the Co-Issuer) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized and existing under such laws;

(b)    the Surviving Issuer (if other than the Issuer or the Co-Issuer, as applicable) expressly assumes, by supplemental indenture executed and delivered to the Trustee by that Surviving Issuer, the due and punctual payment of the principal of, and premium, if any, and interest on, the Notes, and the due and punctual performance and observance of all the covenants and conditions of this Indenture and the Registration Rights Agreement to be performed by the Issuer or the Co-Issuer;

(c)    immediately after giving effect to that transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

(d)    the Surviving Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this Section 5.01 and that all conditions precedent herein provided for relating to the transaction have been satisfied.

The Surviving Issuer shall succeed to, and be substituted for, and may exercise every right and power of the Issuer or the Co-Issuer, as applicable, under this Indenture, but the predecessor Issuer or Co-Issuer in the case of:

(a)    a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all or substantially all the assets of the Issuer or the Co-Issuer), or

(b)    a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Notes.

Section 5.02    When Parent Guarantor May Merge or Transfer Assets. The Parent Guarantor shall not merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its properties and assets in any one transaction or series of transactions unless:

(a)    the surviving Person (the “Surviving Parent”) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)    the Surviving Parent (if other than Parent Guarantor) expressly assumes, by supplemental indenture executed and delivered to the Trustee by that Surviving Parent, all of the obligations of the Parent Guarantor under its Note Guarantee and the due and punctual performance and observance of all the covenants and conditions of this Indenture and the Registration Rights Agreement to be performed by Parent Guarantor;

(c)    immediately after giving effect to that transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(d)    immediately after giving effect to that transaction or series of transactions on a pro forma basis, the Surviving Parent (i) would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of Section 4.04 or (ii) the Consolidated Fixed Charges Coverage Ratio of the Surviving Parent would be greater than or equal to such ratio immediately prior to such transaction; provided, however, that this clause (d) shall not be applicable to the Parent Guarantor (or any Surviving Parent) merging, consolidating or amalgamating with or into an Affiliate incorporated solely for the purpose of reincorporating the Parent Guarantor (or any Surviving Parent) in another State of the United States or the District of Columbia so long as the amount of Debt of the Parent Guarantor and the Restricted Subsidiaries is not increased thereby; and

(e)    the Surviving Parent shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this Section 5.02 and that all conditions precedent herein provided for relating to the transaction have been satisfied.

The Surviving Parent shall succeed to, and be substituted for, and may exercise every right and power of the Parent Guarantor under this Indenture, but the predecessor Parent Guarantor in the case of (i) a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all or substantially all the assets of the Parent Guarantor), or (ii) a lease, shall not be released from any obligation under its Note Guarantee.

Section 5.03    When Subsidiary Guarantors May Merge or Transfer Assets. No Subsidiary Guarantor may merge, consolidate or amalgamate with or into any other Person, or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its properties and assets in any one transaction or series of transactions unless:

(a)    (i) either (x) such Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of such Subsidiary Guarantor under its Note Guarantee and the due and punctual performance and observance of all the covenants and conditions of this Indenture and the Registration Rights Agreement to be performed by such Subsidiary Guarantor; (ii) immediately after giving effect to the transaction, no Default has occurred and is continuing; and (iii) the surviving Person shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this Section 5.03 and that all conditions precedent herein provided for relating to the transaction have been satisfied; or

(b)    the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the properties and assets of the Subsidiary Guarantor (in each case other than to the Parent Guarantor or a Restricted Subsidiary) in compliance with Section 4.07 and otherwise permitted by this Indenture.

Notwithstanding the foregoing, any Subsidiary Guarantor may merge, consolidate or amalgamate with or into or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its properties and assets to any Issuer, the Parent Guarantor or another Subsidiary Guarantor or merge with a Restricted Subsidiary of the Parent Guarantor, so long as the resulting entity remains or becomes a Subsidiary Guarantor.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default. Each of the following is an “Event of Default”:

(a)    failure to make the payment of any interest or Additional Interest (as required by the Registration Rights Agreement) on the Notes when the same becomes due and payable, and that failure continues for a period of 30 days;

(b)    failure to make the payment of any principal of, or premium, if any, on, any Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c)    failure to comply with Article 5;

(d)    failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clauses (a), (b) or (c)) and such failure continues for 60 days after written notice is given to the Issuers as specified in this Section 6.01;

(e)    (i) a default under any Debt by the Parent Guarantor or any Restricted Subsidiary (other than Debt owed to the Parent Guarantor or a Restricted Subsidiary or Debt in respect of any Qualified Securitization Transaction) that results in the acceleration of the maturity of that Debt, or (ii) failure to pay principal, premium, if any, or interest on any Debt prior to the expiration of the grace period provided in such Debt and, in each case, the principal amount of such Debt, together with the principal amount of any other such Debt the maturity of which has been accelerated or under which there has been a payment default, is in an aggregate amount in excess of $75.0 million (or its Dollar Equivalent at the time); provided that clause (e)(i) shall not apply to secured Debt that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted under this Indenture and under the documents governing such Debt; and provided, further, that clause (e)(i) shall not apply to any convertible Debt to the extent such default occurs as a result of (x) the satisfaction of a conversion contingency, (y) the exercise by a holder of such convertible Debt of a conversion right resulting from the satisfaction of a conversion contingency or (z) a required repurchase under such convertible Debt;

(f)    any judgment or judgments for the payment of money in an aggregate amount in excess of $75.0 million (or its Dollar Equivalent at the time) (net of amounts covered by insurance or bonded) that shall be rendered against the Parent Guarantor or any Restricted Subsidiary and that shall not be waived, satisfied, annulled, discharged or rescinded for any period of 60 days or more after such judgment becomes final;

(g)    any Issuer, the Parent Guarantor, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)    commences a voluntary case;

(ii)    consents to the entry of an order for relief against it in an involuntary case;

(iii)    consents to the appointment of a Custodian of it or for any material part of its property; or

(iv)    makes a general assignment for the benefit of its creditors; or

(v)    takes any comparable action under any foreign laws relating to insolvency;

(h)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against any Issuer, the Parent Guarantor, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(ii)    appoints a Custodian of any of any Issuer, the Parent Guarantor, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for any material part of its property;

(iii)    orders the winding up or liquidation of any Issuer, the Parent Guarantor, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iv)    grants any similar relief under any foreign laws,

and in each such case the order or decree remains unstayed and in effect for 60 days; and

(i)    the Note Guarantee of the Parent Guarantor or any Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of this Indenture), or the Parent Guarantor or any Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Note Guarantee.

A Default under clause (d) is not an Event of Default until the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Issuers of the Default and the Issuers do not cure that Default within the time specified in clause (d) after receipt of such notice (the “Notice of Default”). The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

The Issuer shall deliver to the Trustee, within 10 Business Days of the date on which the Issuer has become aware of the occurrence or received notice thereof, written notice in the form of an Officers’ Certificate of any Default, its status and what action the Issuers are taking or propose to take with respect thereto.

The Trustee shall be under no obligation to determine whether any Event of Default or potential Event of Default has occurred.

Following an Event of Default or potential Event of Default, the Trustee shall have the right to notify the Issuers to make all payments following an Event of Default or potential Event of Default to or to the order of the Trustee.

Section 6.02    Acceleration. If an Event of Default with respect to the Notes (other than an Event of Default specified in Sections 6.01(g) or 6.01(h)) shall have occurred and be continuing, the Trustee (at the written direction of, and as indemnified by, the registered Holders of not less than 25% in aggregate principal amount of Notes) or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, by notice to the Issuers and the Trustee, declare the principal, premium, if any, and accrued and unpaid interest on all the Notes to be immediately due and payable. If an Event of Default specified in Sections 6.01(g) or 6.01(h) shall occur, the principal, premium, if any, and accrued and unpaid interest on all the Notes shall be due and payable immediately without any declaration or other act by the Trustee or the Holder of the Notes.

In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(e) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to Section 6.01(e) shall be remedied or cured by the Parent Guarantor or a Restricted Subsidiary or waived by the Holders of the relevant Debt within 30 days after the declaration of acceleration with respect to the Notes and its consequences if (1) such annulment would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.03    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, or premium, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the Notes that became due solely by such declaration of acceleration, have been cured or waived. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right. If a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured (including the payment of default interest, if any), the Default that resulted solely because of that Initial Default shall also be cured without any further action.

Section 6.05    Control by Majority. The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Subject to Section 7.01, in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers hereunder at the request or direction of any of the Holders, unless the Holders shall have offered to the Trustee reasonable security and/or indemnity satisfactory to it.

Section 6.06    Limitation on Suits. A Noteholder shall not have any right to institute any proceeding with respect to this Indenture or the Notes, or for the appointment of a receiver or Trustee, or for any remedy thereunder, unless:

(a)    such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

(b)    the Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made a written request, and offered indemnity reasonably satisfactory to the Trustee to institute such proceeding as trustee; and

(c)    the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days after such notice.

The foregoing limitations shall not apply to a suit instituted by a Holder for the enforcement of payment of the principal of, and premium, if any, or interest on such Note on or after the applicable due date specified in such Note. A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07    Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to institute suit for the enforcement of payment of principal of, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, shall not be impaired or affected without the consent of such Holder; provided that for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles 4 and 5 and Sections 6.01(c), (d), (e) and (i) and the related definitions shall be deemed not to impair the right of any Holder to institute suit for the enforcement of payment of principal of or interest on the Notes held by such Holder.

Section 6.08    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or 6.01(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in this Indenture.

Section 6.09    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Noteholders allowed in any judicial proceedings relative to the Issuers, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for such compensation as agreed upon in writing by the parties hereto, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under this Indenture, or in connection with the transactions contemplated hereunder.

Section 6.10    Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST: to the Trustee, its agents and counsel for amounts due under this Indenture;

SECOND: to the other agents as may be appointed under this Indenture;

THIRD: to Noteholders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

FOURTH: to the Issuers.

The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.10. At least 15 days before such record date, the Issuers shall send to each Noteholder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit (other than the Trustee), having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.

Section 6.12    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Issuers, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Issuers, the Guarantors, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.14    Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(i)    the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied duties, covenants or obligations shall be read into this Indenture against the Trustee, where duties and obligations shall be determined solely by the express provisions of this Indenture; and

(ii)    in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein; provided, the Trustee shall not be responsible for the content of legal opinion letters, whether delivered to it or on its behalf.

(c)    The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)    this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv)    no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d)    Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e)    The Trustee shall not be liable for interest or payment of interest on any money received by it except as the Trustee may agree in writing with the Issuers, and the Trustee disclaims any obligation to otherwise manage such money.

(f)    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)    The Trustee shall not be deemed to have notice of a Default or an Event of Default unless a Trust Officer of the Trustee has received written notice thereof (in accordance with the notice provisions of this Indenture) from the Issuers or any Holder and such notice references the Notes and this Indenture.

(h)    The Trustee shall not be precluded from entering into transactions with any other party hereto that are separate from those contemplated under this Indenture.

Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely on any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuers, personally or by agent or attorney at the expense of the Issuers, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)    Before the Trustee acts or refrains from acting, it shall be entitled to receive an Officers’ Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c)    The Trustee may act through agents and/or attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers.

(e)    The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)    The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(g)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k)    The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l)    Delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee may conclusively rely on an Officers’ Certificate).

Section 7.03    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates or any other party hereto with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-registrar may do the same with like rights. Notwithstanding the foregoing, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.04    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers in this Indenture or in any other document other than the certificate of authentication executed by the Trustee.

Section 7.05    Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a written notice of a Default or Event of Default is received by a Trust Officer, the Trustee shall send to each Noteholder notice of the Default or Event of Default within 90 days after written notice of it is received by a Trust Officer of the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Noteholders.

Section 7.06    Reports by Trustee to Holders. As promptly as practicable after each December 31 beginning with December 31, 2018, and in any event prior to February 28 in each year, the Trustee shall send to each Noteholder a brief report dated as of December 31 each year that complies with TIA § 313(a), if and to the extent required by such subsection. The Trustee shall also comply with TIA § 313(b).

A copy of each report at the time it is sent to Noteholders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuers agree to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.07    Compensation and Indemnity. The Issuers and the Guarantors shall pay to the Trustee from time to time such reasonable compensation for its services as agreed upon in writing by the parties hereto. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and Guarantors, jointly and severally, shall reimburse the Trustee upon request for all reasonable, documented out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and reasonable, documented out-of-pocket expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers and Guarantors, jointly and severally, shall indemnify the Trustee and every receiver, attorney, manager, agent or other person appointed by the Trustee hereunder against any and all loss, liability, claim, damage, penalty, action, suit, cost and expense (including reasonable attorneys’ fees and out-of-pocket expenses and taxes (other than taxes based upon, measured by or determined by the income of the Trustee)) incurred by it in connection with the acceptance or administration of the trust hereunder and/or the transactions contemplated under this Indenture, and the Trustee shall have no liability or responsibility for any action or inaction on the part of any Paying Agent, Registrar, Authentication Agent or any successor trustee. The Trustee shall notify the Issuers and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers and the Guarantors shall not relieve the Issuers or any of the Guarantors of their respective obligations hereunder except to the extent that the Issuers or any of the Guarantors shall have been actually prejudiced as a result of such failure. The Issuers and the Guarantors shall defend the claim and the Trustee may participate in the defense and have separate counsel, and the Issuers and the Guarantors shall pay the fees and expenses of such counsel. None of the Issuers or any of the Guarantors shall be required to reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence. None of the Issuers or any of the Guarantors shall be required to pay for any settlement made by the Trustee without the Issuers’ consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, successors and assigns.

To secure the Issuers’ and Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuers’ and Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Sections 6.01(g) or 6.01(h) with respect to the Issuers, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

The provisions of this Section 7.07 shall survive the satisfaction and discharge or termination, for any reason, of this Indenture and the resignation or removal of the Trustee.

Section 7.08    Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuers in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuers’ written consent. The Issuers shall remove the Trustee if:

(a)    the Trustee fails to comply with Section 7.10;

(b)    the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)    a receiver or other public officer takes charge of the Trustee or its property; or

(d)    the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Issuers or by the Holders of a majority in aggregate principal amount of the Notes then outstanding and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The Issuers shall send a notice of any proposed succession to Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, at the reasonable expense of the Issuers, or the Holders of 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Noteholder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement or resignation of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the Trustee and survive the termination of this Indenture.

Section 7.09    Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

Section 7.10    Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 310(a). The Trustee shall have (or, in the case of a corporation included in a bank holding company system, the related bank holding company shall have) a combined capital and surplus of at least $25.0 million as set forth in its (or its related bank holding company’s) most recent published annual report of condition. The Trustee shall comply with TIA § 310(b), subject to the penultimate paragraph thereof; provided, however, that there shall be excluded from the operation of TIA § 310(b)(i) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11    Preferential Collection of Claims Against Issuer. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01    Discharge of Liability on Notes; Defeasance.

(a)    When (i) all outstanding Notes (other than Notes replaced pursuant to Section 2.07) have been delivered to the Trustee for cancellation and the Issuers have paid or caused to be paid all sums payable by them hereunder, or (ii) (A) all outstanding Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable by reason of the making of a notice of redemption or otherwise or (2) mature within one year or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Issuers irrevocably deposit with the Trustee cash in U.S. Dollars, Government Obligations or a combination thereof, sufficient, as confirmed, certified or attested by an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay at maturity or upon redemption principal of, premium, if any, and interest on all outstanding Notes, including interest thereon to maturity or such redemption date (other than Notes replaced pursuant to Section 2.07), (C) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder has occurred and is continuing on the date of the deposit, (D) the deposit shall not result in a breach or violation of, or constitute default under any other material agreement or instrument (other than this Indenture) to which any Issuer is a party or by which any Issuer is bound, and (E) the Issuers pay or cause to be paid all other sums payable hereunder by the Issuers, then this Indenture shall, subject to Section 8.01(c), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on written demand of the Issuers accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Issuers.

(b)    Subject to Sections 8.01(c) and 8.02, the Issuers at any time may terminate (i) all of their obligations and the obligations of the Guarantors under the Notes, the Note Guarantees and this Indenture, as applicable (“legal defeasance option”) or (ii) the obligations under Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11 and 4.12 and the limitations contained in Section 5.02(d) (“covenant defeasance option”). If the Issuers exercise their legal defeasance option, the Note Guarantees in effect at such time shall be automatically released. If the Issuers exercise their covenant defeasance option, the Note Guarantees (other than the Note Guarantee of the Parent Guarantor) in effect at such time shall be automatically released. The Issuers may exercise their legal defeasance option notwithstanding its prior exercise of their covenant defeasance option.

If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(d) (only with respect to the covenants of Article 4 identified in the immediately preceding paragraph), 6.01(e), 6.01(f), 6.01(g) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), 6.01(h) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or 6.01(i) (other than with respect to the Note Guarantee of the Parent Guarantor) or because of the failure of the Parent Guarantor to comply with the limitations contained in Section 5.02(d).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, accompanied by an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated have been complied with, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c)    Notwithstanding clauses (a) and (b) in this Section 8.01, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 7.07, 7.08, 8.05 and 8.06 shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.07 and 8.05 shall survive such satisfaction or discharge.

Section 8.02    Conditions to Defeasance. The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:

(a)    the Issuers irrevocably deposit in trust with the Trustee, for the benefit of the Holders, cash in U.S. Dollars, Government Obligations or a combination thereof, sufficient, as confirmed, certified or attested by an Independent Financial Advisor, without consideration of any reinvestment of interest, for the payment of principal of and premium, if any, and interest on the Notes to maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be irrevocably deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b)    no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith), and the deposit shall not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material agreement or material instrument (other than this Indenture) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound;

(c)    in the case of the legal defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel stating that (1) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the Issue Date there has been a change in the applicable federal income tax law, to the effect, in either case, that, and based thereon the Opinion of Counsel shall confirm that, the Holders of the Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

(d)    in the case of the covenant defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred;

(e)    the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the legal defeasance or covenant defeasance, as applicable, as contemplated by this Article 8, have been complied with; and

(f)    the Issuer delivers irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (e) above).

Simultaneous with a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

Section 8.03    Application of Trust Money. The Trustee shall hold in trust money or Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes.

Section 8.04    Repayment to Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuers upon written request any excess money or securities held by them upon satisfaction of the conditions and occurrence of the events set forth in this Article 8.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuers upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years after such principal, premium, if any, or interest has become due and payable, and, thereafter, Noteholders entitled to the money must look to the Issuers for payment as general creditors.

Section 8.05    Indemnity for Government Obligations. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Obligations or the principal and interest received on such Government Obligations pursuant to Section 8.02, which by law is for the account of the Holders.

Section 8.06    Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Obligations in accordance with this Article 8; provided, however, that, if the Issuers have made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENTS

Section 9.01    Without Consent of Holders. Notwithstanding Section 9.02, the Issuers, the Trustee and (with respect to any amendment or supplement to the Note Guarantees) the Guarantors may amend or supplement this Indenture, the Notes or the Note Guarantees without notice to or consent of any Noteholder:

(a)    to cure any ambiguity, omission, defect, mistake, error or inconsistency;

(b)    to provide for the assumption by a successor of the obligations of any Issuer or any Guarantor under this Indenture;

(c)    to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(d)    to comply with the rules of any applicable depositary;

(e)    to add Guarantors with respect to the Notes or release Guarantors from their Note Guarantees in accordance with the applicable terms of this Indenture;

(f)    to secure the Notes and the Note Guarantees (and, thereafter, provide for releases of collateral in accordance with the security documents entered into in connection therewith), to add to the covenants of the Issuers and the Guarantors for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or the Guarantors;

(g)    to make any change that does not adversely affect the rights of any Noteholder in any material respect;

(h)    to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(i)    to make such provisions as necessary (as determined in good faith by the Issuer) to provide for the issuance of Additional Notes in accordance with this Indenture;

(j)    to provide for the issuance of Exchange Notes or other exchange securities that shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated, as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(k)    to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(l)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities laws and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect; or

(m)    to conform any provision of this Indenture, the Notes or the Note Guarantees to the “Description of Notes” contained in the Offering Memorandum, to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees.

Section 9.02    With Consent of Holders. Except as provided in Section 9.01, the Issuers, the Trustee and (with respect to any amendment or supplement to the Note Guarantees) the Guarantors may amend or supplement this Indenture, the Notes or the Note Guarantees without notice to any Noteholder but with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past Default or compliance with any provisions may also be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including waivers obtained in connection with a tender offer or exchange offer for the Notes), except a Default in the payment of principal, premium, if any, or interest and particular covenants and provisions of this Indenture which cannot be amended without the consent of each Holder of an outstanding Note, as specified in this Section 9.02. However, without the consent of each Noteholder affected thereby, an amendment, supplement or waiver (with respect to any Notes held by a non-consenting Holder) may not:

(a)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)    reduce the stated rate of or extend the stated time for payment of interest on any such Note;

(c)    reduce the principal of or extend the Stated Maturity of any Note;

(d)    make any Note payable in money other than U.S. Dollars;

(e)    impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(f)    subordinate the Notes or the Note Guarantees to any other obligation of any Issuer or any Guarantor, as applicable;

(g)    reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as set forth in Section 3.08 or (at any time after a Change of Control has occurred) under Section 4.11(g);

(h)    (i) other than as provided in Section 4.11(h), reduce the premium payable upon a Change of Control or, (ii) at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to that Change of Control Offer;

(i)    at any time after the Issuers are obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto;

(j)    make any change in this Section 9.02; or

(k)    release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender or exchange of such Holder’s Notes shall not be rendered invalid by such tender or exchange. After an amendment, supplement or waiver becomes effective, the Issuers are required to deliver to each Holder at the Holder’s address appearing in the Note register a notice briefly describing the amendment. However, the failure to give this notice to Holders, or any defect therein, shall not impair or affect the validity of the amendment.

Section 9.03    Compliance with Trust Indenture Act. Upon and after, but not before, the qualification of this Indenture under the TIA, every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04    Revocation and Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Noteholder. An amendment, supplement or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to give their consent or take any other action described in this Section 9.04 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.05    Notation on or Exchange of Notes. If an amendment or supplement changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return such Note to the Holder. Alternatively, if the Issuers or the Trustee so determine, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment or supplement.

Section 9.06    Trustee to Sign Amendments. The Trustee shall sign any amendment or supplement authorized pursuant to this Article 9 if such amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment or supplement the Trustee shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.04, an Officers’ Certificate and an Opinion of Counsel each stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and is the legal, valid and binding obligation of each of the Issuers, enforceable in accordance with its terms.

ARTICLE 10

GUARANTEES

Section 10.01    The Guarantees. Subject to the provisions of this Article 10, each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on a senior unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an offer to purchase required under Section 4.07 or Section 4.11 or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuers under this Indenture. Upon failure by the Issuers to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Indenture.

Section 10.02    Guarantee Unconditional. The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(1)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Issuer under this Indenture or any Note, by operation of law or otherwise;

(2)    any modification or amendment of or supplement to this Indenture or any Note;

(3)    any change in the corporate existence, structure or ownership of any Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Issuer or its assets or any resulting release or discharge of any obligation of any Issuer contained in this Indenture or any Note;

(4)    the existence of any claim, set-off or other rights which the Guarantor may have at any time against any Issuer, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(5)    any invalidity or unenforceability relating to or against the Issuer for any reason of this Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Issuer of the principal of or interest on any Note or any other amount payable by any Issuer under this Indenture; or

(6)    any other act or omission to act or delay of any kind by any Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 10.02, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

Section 10.03    Discharge; Reinstatement. Subject to Section 10.10, each Guarantor’s obligations hereunder shall remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuers under this Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuers under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Issuer or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 10.04    Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuers or any other Person.

Section 10.05    Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuers under this Article 10, the Guarantor making such payment shall be subrogated to the rights of the payee against the Issuers with respect to such obligation; provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuers hereunder or under the Notes remains unpaid.

Section 10.06    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuers under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of any Issuer, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 10.07    Limitation on Amount of Guarantee. Notwithstanding anything to the contrary in this Article 10, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the Bankruptcy Law or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guarantee are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the Bankruptcy Law or any comparable provision of state law.

Section 10.08    Execution and Delivery of Guarantee. The execution by each Guarantor of this Indenture (or a supplemental indenture in the form of Exhibit B or, in the case of the ILG Acquisition, Exhibit C) evidences the Note Guarantee of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 10.09    Benefits Acknowledged. Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.10    Release of Guarantee. The Note Guarantee of a Subsidiary Guarantor shall terminate, and the Note Guarantee shall be automatically and unconditionally released and discharged, upon:

(1)    a sale or other disposition (including by way of consolidation or merger) of Capital Stock of the Subsidiary Guarantor following which such Subsidiary Guarantor ceases to be a Subsidiary or the sale or disposition of all or substantially all the properties and assets of the Subsidiary Guarantor (in each case other than to an Issuer or a Guarantor) otherwise permitted by this Indenture,

(2)    the release or discharge of such Subsidiary Guarantor’s obligations under the Credit Agreement and any other Credit Facility and such Subsidiary Guarantor’s guarantee in respect of other capital markets debt securities of any Issuer or any Guarantor, as applicable, that resulted in the creation of such Note Guarantee other than, in each case, a release or discharge through payment thereon,

(3)    the designation in accordance with this Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary, or

(4)    defeasance or discharge of the Notes, as provided in Article 8.

The Note Guarantee of the Parent Guarantor shall terminate, and the Note Guarantee shall be automatically and unconditionally released and discharged, upon legal defeasance or discharge of the Notes, as provided in Article 8.

Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee shall execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Note Guarantee.

ARTICLE 11

[RESERVED]

ARTICLE 12

MISCELLANEOUS

Section 12.01    Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c) in respect of Sections of the TIA that are incorporated by reference in this Indenture pursuant to Section 1.03, the imposed duties shall control upon and after, but not before, the qualification of this Indenture under the TIA.

Section 12.02    Notices. Any notice or communication shall be in writing in English and delivered in person, mailed by first-class mail or sent by facsimile or electronic transmission and addressed as follows:

if to the Issuers:

c/o Marriott Vacations Worldwide Corporation

6649 Westwood Boulevard

Orlando, Florida 32821

Fax: (407) 513-6680

Attention: James H Hunter, IV, General Counsel

E-mail: james.hunter@mvwc.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Fax: (212) 446-4900

Attention: Richard Aftanas, P.C.

David A. Curtiss

E-mail: richard.aftanas@kirkland.com

david.curtiss@kirkland.com

if to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway North, 2nd Floor

Jacksonville, Florida 32256

Attention: Corporate Trust

Facsimile: (904) 645-1921

Telephone: (904) 998-4747

The Issuers or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication sent to a Noteholder shall be sent or delivered to the Noteholder at the Noteholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so sent within the time prescribed.

Failure to send or deliver a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is sent or delivered in the manner provided in this Section 12.02, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, pdf, facsimile transmission or other similar unsecured electronic methods. If the Issuers elect to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuers agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties

Section 12.03    Communication by Holders with Other Holders. Noteholders may communicate pursuant to TIA § 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(a)    an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.05    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a)    a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been fully complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

Section 12.06    Rules by Trustee, Paying Agents and Registrar. The Trustee may make reasonable rules for action by or a meeting of Noteholders. The Registrar and the Paying Agents or co-registrar may make reasonable rules for their functions.

Section 12.07    Business Days. If a payment date, a redemption date or a repurchase date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 12.08    Governing Law/Waiver of Trial by Jury; Submission to Jurisdiction. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AND EACH HOLDER BY ITS ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The parties hereto irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to this Indenture. To the fullest extent permitted by applicable law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.09    No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of any Issuer or any Guarantor, as such, shall have any liability for any obligations of any Issuer or any Guarantor (other than an Issuer in respect of the Notes and each Guarantor in respect of its Note Guarantee) under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities law.

Section 12.10    Successors. All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 12.12    Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

Section 12.13    Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.14    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.15    U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they shall provide the Trustee with such information as may be available that the Trustee may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.16    FATCA. In order to assist the Trustee with its compliance with Sections 1471 through 1474 of the U.S. Internal Revenue Code and the rules and regulations thereunder (as in effect from time to time, collectively, the “Applicable Law”) each Issuer agrees (i) to provide to the Trustee reasonably available information regarding such Issuer or the Holders of Notes (solely in their capacity as such) and which is necessary for the Trustee’s determination of whether it has tax related obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law and shall have not liability in connection therewith other than as a result of its negligence or willful misconduct. Nothing in the immediately preceding sentence shall be construed as obligating the Issuers or the Trustee to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Indenture to be duly executed as of the date first written above.

MARRIOTT OWNERSHIP RESORTS, INC.

By:	/s/ Joseph J. Bramuchi
Name:	Joseph J. Bramuchi
Title:	Vice President

MARRIOTT VACATIONS WORLDWIDE CORPORATION, as Guarantor

By:	/s/ Joseph J. Bramuchi
Name:	Joseph J. Bramuchi
Title:	Vice President

[Signature Page to the Indenture]

VOLT MERGER SUB, LLC MVW US HOLDINGS, INC.
MH KAPALUA VENTURE, LLC
MORI MEMBER (KAUAI), LLC
MORI GOLF (KAUAI), LLC
KAUAI LAGOONS HOLDINGS LLC
MARRIOTT RESORTS HOSPITALITY
CORPORATION
MVW SSC, INC.
MARRIOTT OWNERSHIP RESORTS
PROCUREMENT, LLC
E-CRM CENTRAL, LLC
MARRIOTT RESORTS SALES COMPANY,
INC.
MARRIOTT KAUAI OWNERSHIP RESORTS,
INC.
THE RITZ-CARLTON DEVELOPMENT
COMPANY, INC.
THE LION & CROWN TRAVEL CO., LLC
RBF, LLC
THE RITZ-CARLTON TITLE COMPANY, INC.
THE RITZ-CARLTON SALES COMPANY, INC.
RCDC CHRONICLE LLC
RCDC 942, L.L.C.
RCC (GP) HOLDINGS LLC
MORI RESIDENCES, INC.
MTSC, INC.,
as Guarantors

By:	/s/ Joseph J. Bramuchi
Name:	Joseph J. Bramuchi
Title:	Vice President

[Signature Page to the Indenture]

MVW OF HAWAII, INC., as Guarantor

By:	/s/ Marcus O’Leary
Name:	Marcus O’Leary
Title:	President

MVW US SERVICES, LLC, as Guarantor

By:	MVW SSC, Inc., a Delaware corporation,
its sole member

By:	/s/ Joseph J. Bramuchi
Name:	Joseph J. Bramuchi
Title:	Vice President

MORI WAIKOLOA HOLDING COMPANY, LLC,
as Guarantor

By:	Marriott Ownership Resorts, Inc.,
a Delaware corporation, its sole member

By:	/s/ Joseph J. Bramuchi
Name:	Joseph J. Bramuchi
Title:	Vice President

THE COBALT TRAVEL COMPANY, LLC,
as Guarantor

By:	The Ritz-Carlton Development
Company, Inc., a Delaware corporation,
Its sole member

By:	/s/ Joseph J. Bramuchi
Name:	Joseph J. Bramuchi
Title:	Vice President

[Signature Page to the Indenture]

THE RITZ-CARLTON MANAGEMENT COMPANY, L.L.C.
as Guarantor

By:	The Ritz-Carlton Development
Company, Inc., a Delaware corporation,
Its sole member

By:	/s/ Joseph J. Bramuchi
Name:	Joseph J. Bramuchi
Title:	Vice President

RCC (LP) HOLDINGS L.P., a Guarantor

By:	RCDC Chronicle LLC, a Delaware limited
liability company, its general partner

By:	The Ritz-Carlton Development
Company, Inc., a Delaware corporation,
Its sole member

By:	/s/ Joseph J. Bramuchi
Name:	Joseph J. Bramuchi
Title:	Vice President

R.C. CHRONICLE BUILDING, L.P., as Guarantor

By:	RCC (GP) HOLDINGS LLC,
a Delaware limited liability company, its general partner

By:	RCC (LP) HOLDINGS L.P.,
a Delaware limited partnership, its sole member

By:	RCDC CHRONICLE LLC,
a Delaware limited liability company, its general partner

By:	THE RITZ-CARLTON DEVELOPMENT COMPANY, INC., a Delaware corporation, its sole member

By:	/s/ Joseph J. Bramuchi
Name:	Joseph J. Bramuchi
Title:	Vice President

[Signature Page to the Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Karen Yu
Name:	Karen Yu
Title:	Vice President

[Signature Page to the Indenture]

Appendix A

PROVISIONS RELATING TO INITIAL NOTES

AND EXCHANGE NOTES

1.    Definitions

1.1    Definitions

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Definitive Note” means a certificated Initial Note or Exchange Note bearing, if required, the restricted securities legend set forth in Section 2.3(d) of this Appendix A.

“Depositary” means with respect to the Notes, The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period” means, with respect to any Notes, the period of 40 consecutive days beginning on the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S) in reliance on Regulation S and (ii) the issue date with respect to such Notes.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear Clearance System or any successor securities clearing agency.

“Exchange Notes” means the 6.500% Senior Notes due 2026 to be issued pursuant to the Indenture in connection with a Registered Exchange Offer pursuant to the Registration Rights Agreement.

“IAI” means an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Initial Notes” means the 6.500% Senior Notes due 2026, to be issued from time to time, as provided for in the Indenture in transactions exempt from registration under the Securities Act pursuant to resales under Rule 144A or Regulation S.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., MUFG Securities Americas Inc., Samuel A. Ramirez & Company, Inc., U.S. Bancorp Investments, Inc., BNY Mellon Capital Markets, LLC and Synovus Securities, Inc.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor person thereto, who shall initially be the Trustee.

“Original Notes” has the meaning assigned to such term in the recitals to the Indenture.

“Purchase Agreement” means the Purchase Agreement, dated August 9, 2018, among the Issuers, the Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers, relating to the Original Notes, or any similar agreement relating to any future sale of Initial Notes by the Issuers.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registered Exchange Offer” means an offer by the Issuers, pursuant to the Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Shelf Registration Statement” means a registration statement issued by the Issuers in connection with the offer and sale of Initial Notes pursuant to the Registration Rights Agreement.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the legend set forth in Section 2.3(d) hereto.

1.2    Other Definitions

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Note”	2.1(a)
“IAI Global Note”	2.1(a)
“Regulation S”	2.1
“Regulation S Global Note”	2.1(a)
“Rule 144A”	2.1
“Rule 144A Global Note”	2.1(a)

Terms otherwise used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Indenture.

2.    The Notes

2.1    Form and Dating

The Initial Notes shall be offered and sold by the Issuers, from time to time, pursuant to one or more Purchase Agreements. The Initial Notes shall be resold initially only to QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and other purchasers in reliance on Regulation S under the Securities Act (“Regulation S”). Initial Notes may thereafter be transferred to, among others, QIBs and other purchasers in reliance on Regulation S and IAIs under Rule 501(a)(1), (2), (3) or (7) under the Securities Act, subject to the restrictions on transfer set forth herein.

(a)    Global Notes. Initial Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent Global Notes in registered form (collectively, the “Rule 144A Global Note”) with the global securities legend and the applicable restricted securities legend set forth in Exhibit A to the Indenture, and Initial Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more permanent Global Notes in registered form with the global securities legend and the applicable restricted securities legend set forth in Exhibit A to the Indenture (collectively, the “Regulation S Global Note”) or with such other legends as may be appropriate. Except as set forth in this Section 2.1(a) and Section 2.3(c) hereof, beneficial ownership interest in a Regulation S Global Note shall be exchangeable for interests in a Rule 144A Global Note or a Definitive Note in registered certificated form only after the expiration of the Distribution Compliance Period and then only (i) upon certification that beneficial ownership interests in such Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (ii) in the case of an exchange for a Definitive Note, in compliance with the requirements described in Section 2.4 and, subject to Section 2.4 hereof, Initial Notes transferred subsequent to the initial resale thereof to IAIs shall be issued initially in the form of one or more permanent global securities in registered form (collectively, the “IAI Global Note”), in each case without interest coupons and with the global securities legend and the applicable restricted securities legend set forth in Exhibit A to the Indenture, which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Notes Custodian, and registered in the name of the applicable Depositary or a nominee of the applicable Depositary, duly executed by the Issuers and authenticated by the Trustee or the Authentication Agent as provided in the Indenture. The Rule 144A Global Note, IAI Global Note and Regulation S Global Note are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the applicable Depositary or its nominee as hereinafter provided.

(b)    Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the applicable Depositary.

The Issuers shall execute and the Trustee shall, in accordance with this Section 2.1(b) and pursuant to an order of the Issuer, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the applicable Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Notes Custodian.

Members of, or participants, in the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c)    Definitive Notes. Except as provided in Section 2.3 or 2.4 hereof, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

2.2     Authentication. The Trustee or Authentication Agent shall authenticate and deliver Notes in accordance with Section 2.03 and, if applicable, Section 2.14 of the Indenture.

2.3    Transfer and Exchange.

(a)    Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:

(i)    to register the transfer of such Definitive Notes; or

(ii)    to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuers and the Registrar or co-registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2)    if such Definitive Notes bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (A), (B), (C) or (D) below, and are accompanied by the following additional information and documents, as applicable:

(A)    if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B)    if such Definitive Notes are being transferred to any Issuer, a certification to that effect;

(C)    if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act, (i) a certification to that effect (such certification to be in the form set forth on the reverse of the Initial Note) and (ii) an opinion of counsel or other evidence reasonably satisfactory to the Issuers and the Trustee as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(d)(i); or

(D)    if such Definitive Notes are being transferred pursuant to another available exemption from the registration requirements of the Securities Act, (i) the appropriate certification in the form set forth on the reverse of the Initial Note) and (ii) as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto (including, in the case of a transfer to an IAI, a signed letter to the Trustee containing certain representations and agreements in the form of Exhibit D to the Indenture).

(b)    Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuers and the Registrar or co-registrar, together with:

(i) a certification from the transferor in the form provided on the reverse of the Initial Notes for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Issuers shall issue and the Trustee shall authenticate a new applicable Global Note in the appropriate principal amount at the Registrar’s or co-registrar’s request.

(c)    Transfer and Exchange of Global Notes.

(i)    The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the applicable Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. In the case of a transfer of a beneficial interest in a Global Note to an IAI, the transferee must furnish a signed letter to the Trustee containing certain representations and agreements in the form of Exhibit D to the Indenture.

(ii)    If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)    Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv)    In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuers.

(v)    Restrictions on Transfer of Regulation S Global Notes.

(A)    During the Distribution Compliance Period, beneficial ownership interests in Regulation S Global Notes may only be sold, pledged or transferred directly or indirectly through Euroclear or Clearstream in accordance with the applicable procedures of Euroclear, Clearstream or the Depositary (i) to any Issuer, (ii) in an offshore transaction in accordance with Rule 904 of

Regulation S, (iii) to QIBs pursuant to Rule 144A who take delivery in the form of a beneficial interest in the Rule 144A Global Note or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States; and

(B)    Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(c)    Legends.

(i)    Except as permitted by the following paragraphs (ii), (iii) and (iv), each certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH ANY ISSUER OR ANY AFFILIATE OF ANY ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN

CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN SIX MONTHS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUERS SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS ANY OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

Each Definitive Note shall also bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii)    Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act:

(A)    in the case of any Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note; and

(B)    in the case of any Transfer Restricted Note that is represented by a Global Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, in either case, if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii)    After a transfer of any Initial Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes, all requirements pertaining to restricted legends on such Initial Note shall cease to apply and an Initial Note in global form without restricted legends shall be available to the transferee of the beneficial interests of such Initial Notes. Upon the occurrence of any of the circumstances described in this paragraph (iii), the Issuer shall deliver an Officers’ Certificate to the Trustee instructing the Trustee to issue Notes without restricted legends.

(iv)    Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes pursuant to which certain Holders of such Initial Notes are offered Exchange Notes in exchange for their Initial Notes, Exchange Notes in global form without the restricted legends shall be available to Holders or beneficial owners that exchange such Initial Notes (or beneficial interests therein) in such Registered Exchange Offer. Upon the occurrence of any of the circumstances described in this paragraph (iv), the Issuer shall deliver the Exchange Notes accompanied by an Officers’ Certificate to the Trustee instructing the Trustee to authenticate the Exchange Notes without restricted legends.

(d)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation pursuant to its customary practice.

At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(e)    Obligations with Respect to Transfers and Exchanges of Notes.

(i)    To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.

(ii)    No service charge shall be made for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06 and 9.05 of the Indenture).

(iii)    The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Note for a period beginning 15 days before the notice of redemption or an offer to repurchase Notes is sent or 15 days before an Interest Payment Date.

(iv)    Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(v)    All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(f)    No Obligation of the Trustee.

(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4    Definitive Notes

(a)    A Global Note deposited with the Depositary or with the Trustee as Notes Custodian pursuant to Section 2.1 shall be transferred (or, in the case of clause (ii) below, shall be transferrable) to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Issuers that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and a successor Depositary is not appointed by the Issuers within 90 days of such notice, (ii) a Default or an Event of Default has occurred and is continuing or (iii) the Issuers, in their sole discretion, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes under the Indenture.

(b)    Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Definitive Notes issued in exchange for any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), bear the restricted securities legend set forth in Section 2.3(d)(i).

(c)    The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under the Indenture or the Notes.

(d)    In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuers shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER[S] OR [ITS][THEIR] AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH ANY ISSUER OR ANY AFFILIATE OF ANY ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT

(IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER[S] SO REQUEST[S]), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN SIX MONTHS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUER[S] SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS ANY OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[ERISA Legend]

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE PURCHASE AND HOLDING OF THIS NOTE AND ANY INTEREST HEREIN DOES NOT AND WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

[FORM OF FACE OF INITIAL NOTE]

6.500% Senior Notes due 2026

No. [RA-[    ]] [RS-[    ]]]

[CUSIP: [    ]]

MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation, promises to pay to [Cede & Co.]1 [                    ], or its registered assigns, the principal sum [of [            ] Dollars ($)]2 [as revised by the Schedule of Increases and Decreases annexed hereto]3 on September 15, 2026.

Interest Payment Dates: March 15 and September 15.

Record Dates: March 1 and September 1.

[1]	Insert for Global Securities
[2]	Insert for Definitive Securities
[3]	Insert for Global Securities

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

MARRIOTT OWNERSHIP RESORTS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY,
N.A., as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

6.500% Senior Notes due 2026

1.	Interest

(a)    MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture (as defined below) hereinafter referred to, being herein called the “Issuer”) [and [______________], a [___________] (such Person, and its successors and assigns under the Indenture (as defined below) hereinafter referred to, being herein called the “Co-Issuer” and, together with the Issuer, the “Issuers”)], promise[s] to pay interest on the principal amount of this 6.500% Senior Note due 2026 (this “Note “and, together with any other 6.500% Senior Notes due 2026, the “Notes”) at the rate per annum shown above. The Issuers shall pay interest semiannually in arrears on March 15 and September 15 of each year. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be [March 15, 2019][___________].

Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate specified herein.

(b)    Special Interest. The holder of this Note is entitled to the benefits under the terms of the Registration Rights Agreement, dated as of August 23, 2018, among the Issuers, the Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers (the “Registration Rights Agreement”).

2.	Method of Payment

The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuers shall pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Issuers shall make all payments in respect of a Definitive Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) shall act as Paying Agent and Registrar. The Issuers may appoint and change any Paying Agent, Registrar or co-registrar without notice. Any Issuer, the Parent Guarantor or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture; Note Guarantee

The Issuers issued the Notes under an Indenture, dated as of August 23, 2018 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”); provided, however, that, in the event the TIA is amended after such date, “TIA” means, to the extent required by any such amendments, the Trust Indenture Act of 1939 as so amended. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the TIA for a statement of those terms. This Note is guaranteed, as set forth in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Indenture imposes certain limitations on the ability of the Parent Guarantor and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Debt, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuers and the Guarantors to consolidate or merge with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property and assets of the Issuers or the Guarantors.

5.	Redemption and Repurchase

The Notes are subject to optional redemption, and may be the subject of an offer to purchase upon a Change of Control or an Asset Sale, as further described in the Indenture. [Except as described in Section 3.07 of the Indenture, the][The] Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes beginning 15 days before the notice of redemption or an offer to repurchase Notes is sent or 15 days before an Interest Payment Date.

7.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

8.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuers and not to the Trustee for payment.

9.	Discharge and Defeasance

Subject to certain conditions, the Issuers at any time may terminate some of or all their obligations under the Notes and the Indenture if the Issuers deposit or cause to be deposited with the Trustee money in U.S. dollars or Government Obligations for the payment of principal of and interest (including premium, if any) on the Notes, in each case to redemption or maturity.

10.	Amendment, Waiver

The Indenture, the Note Guarantees and the Notes may be amended and supplemented as provided in the Indenture.

11.	Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

12.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

13.	No Recourse Against Others

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of any Issuer or any Guarantor, as such, shall have any liability for any obligations of any Issuer or any Guarantor (other than an Issuer in respect of the Notes and each Guarantor in respect of its Note Guarantee) under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities law.

14.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authentication Agent) manually signs the certificate of authentication on the other side of this Note.

15.	Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

16.	Governing Law/Waiver of Trial by Jury

THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE

APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AND EACH HOLDER BY ITS ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and have directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. To the extent such numbers have been issued, the Issuers have caused ISIN and Common Code numbers to be similarly printed on the Notes and has similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

All capitalized terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

MARRIOTT OWNERSHIP RESORTS, INC.

[                    ]

6.500% Senior Notes due 2026

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is a Transfer Restricted Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	To an Issuer; or

(2)	☐	Pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(3)	☐	Inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or

(4)	☐	Outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter directly or indirectly through Euroclear or Clearstream);

(5)	☐	In a principal amount of not less than $250,000 to an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) and (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee or the Issuers); or

(6)	☐	Pursuant to another available exemption from registration provided by Rule 144 under the Securities Act or any other available exemption from the registration requirements of the Securities Act.

Unless one of the above boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature:

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

Date:
Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[            ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

MARRIOTT OWNERSHIP RESORTS, INC.

[                    ]

6.500% Senior Notes due 2026

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.07 (Limitation on Asset Sales) or Section 4.11 (Change of Control) of the Indenture, check this box:  ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.07 or Section 4.11 of the Indenture, state the amount:

$

Date:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

Date:
Signature of Signature Guarantor

EXHIBIT B

SUPPLEMENTAL INDENTURE

dated as of             ,

among

MARRIOTT OWNERSHIP RESORTS, INC.

[                    ]

THE GUARANTORS PARTY HERETO

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

6.500% Senior Notes due 2026

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of [            , 20    ], among MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation (the “Issuer”), [                    ], a [                    ] (the “Co-Issuer” and, together with the Issuer, the “Issuers”), [insert each Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuers, the Guarantors party thereto and the Trustee entered into an Indenture, dated as of August 23, 2018 (the “Indenture”), relating to the Issuers’ 6.500% Senior Notes due 2026 (the “Notes”);

WHEREAS, as a condition to the purchase of the Notes by the Holders, the Issuer agreed pursuant to the Indenture to cause any Restricted Subsidiary (with certain exceptions) that guarantees certain indebtedness of any Issuer or any Guarantor following the Issue Date to provide a Note Guarantee.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.    Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.    Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3.    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.    This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 5.    This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together.

Section 6.    The recitals and statements herein are deemed to be those of the Issuers and the Undersigned and not the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Guarantees provided by the Guarantors party to this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MARRIOTT OWNERSHIP RESORTS, INC., as Issuer

By:
Name:
Title:

[ ], as Co-Issuer

By:
Name:
Title:

[GUARANTOR(S)]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

EXHIBIT C

SUPPLEMENTAL INDENTURE

dated as of             ,

among

MARRIOTT OWNERSHIP RESORTS, INC.

[                    ]

THE GUARANTORS PARTY HERETO

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

6.500% Senior Notes due 2026

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of [            , 20    ], among MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation (the “Issuer”), [                    ], a [                    ] (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the Guarantors listed on the signature pages hereto (each an “Acquired Guarantor”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, in contemplation of the ILG Acquisition, the Issuer, the Guarantors party thereto and the Trustee entered into an Indenture, dated as of August 23, 2018 (the “Indenture”), relating to the Issuer’s 6.500% Senior Notes due 2026 (the “Notes”);

WHEREAS, Marriott Vacations Worldwide Corporation may, subject to certain conditions, cause ILG or one of its Wholly Owned Subsidiaries to become Co-Issuer of the Notes in connection with the consummation of the ILG Acquisition.

WHEREAS, as a condition to the purchase of the Notes by the Holders, the Issuer agreed pursuant to the Indenture to cause any Restricted Subsidiary (with certain exceptions) that guarantees certain indebtedness of any Issuer or any Guarantor following the Issue Date to provide a Note Guarantee.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.    Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.    The Co-Issuer, by its execution of this Supplemental Indenture, agrees to be a Co-Issuer under the Indenture and to be bound by the terms of the Indenture applicable to Co-Issuers or the Issuers.

Section 3.    Each Acquired Guarantor, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 4.    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.    This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 6.    This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together.

Section 7.    The recitals and statements herein are deemed to be those of the Issuers and the Acquired Guarantors and not the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Guarantees provided by the Guarantors party to this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MARRIOTT OWNERSHIP RESORTS, INC., as Issuer

By:
Name:
Title:

[ ], as Co-Issuer

By:
Name:
Title:

[ACQUIRED GUARANTORS]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

EXHIBIT D

Form of

Transferee Letter of Representation

Marriott Ownership Resorts, Inc.

c/o Marriott Vacations Worldwide Corporation

6649 Westwood Boulevard

Orlando, Florida 32821

Fax: (407) 513-6680

Attention: James H Hunter, IV, General Counsel

E-mail: james.hunter@mvwc.com

In care of:

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway North, 2nd Floor

Jacksonville, Florida 32256

Attention: Corporate Trust

Facsimile: (904) 645-1921

Telephone: (904) 998-4747

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[            ] principal amount of the 6.500% Senior Notes due 2026 [CUSIP Number] (the “Notes”) of Marriott Ownership Resorts, Inc. (the “Issuer”) and [                    ] (the “Co-Issuer” and, together with the Issuer, the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.     We are an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor,” and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase notes similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.     We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise

D-1

transfer such Notes prior to the date that is six months after the later of the date of original issue and the last date on which any Issuer or any affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to an Issuer, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale shall not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuers and the Trustee.

TRANSFEREE:

By:

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